EXHIBIT 2.1

EXECUTION COPY

TRANSACTION AGREEMENT

SUNRISE ASSISTED LIVING INVESTMENTS, INC.,

SUNRISE SECOND ASSISTED LIVING HOLDINGS, LLC

and the Other Parties Named Herein

Dated as of September 30, 2002

i

4.19	Full Disclosure	23
4.20	Utilities Access	23
4.21	Zoning	24
4.22	No Employees	24
4.23	Taxes	24
4.24	Owned Assets	25
4.25	Interests	25
4.26	Title Encumbrances	25
4.27	Affordable Housing Units	25
4.28	No New Survey Matters	26
4.29	Insolvency	26
4.30	Rights of Others	26
4.31	Accuracy of Documents and Information	26
4.32	Use of Property	26
4.33	Leases	26
4.34	Accuracy of Statements	27
4.35	Personal Property	27
4.36	Ownership	27
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE JOINT VENTURE		27
5.1	Organization and Good Standing	27
5.2	Authorization and Binding Effect of Documents	27
5.3	Absence of Conflicts	28
5.4	Consents	28
5.5	Broker’s or Finder’s Fees	28
5.6	Anti-Money Laundering Policy	28
5.7	Representations of the Investor	28
ARTICLE VI OTHER COVENANTS		29
6.1	Conduct of the Facility’s Business Prior to the Applicable Closing Date	29
6.2	Notification of Certain Matters	30
6.3	Title; Additional Documents	30
6.4	Other Consents	30
6.5	Inspection and Access	30
6.6	Confidentiality; Exclusivity	31
6.7	Publicity	31
6.8	Material Adverse Change	31
6.9	Health Department Reports	31
6.10	Tax Returns and Payments	31
6.11	Post-Closing Obligation of Sunrise	31
6.12	Senior Financing	32
6.13	SALI Financing	32

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATION OF		32
THE JOINT VENTURE TO CLOSE		32
7.1	Accuracy of Representations and Warranties; Closing Certificate	32
7.2	Performance of Agreement	33
7.3	Title Insurance and Survey	33
7.4	Other Inspections	34
7.5	Delivery of Closing Documents	35
7.6	Licenses	35
7.7	Management Agreements	35
7.8	Shari’ah Committee Approval	35
7.9	Reliance Letters	35
7.10	Zoning Compliance Letters	35
7.11	Closing Requirements Items	35
ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATION OF SUNRISE TO CLOSE		37
8.1	Accuracy of Representations and Warranties	37
8.2	Performance of Agreements	37
8.3	Licenses	37
8.4	Management Agreement	37
8.5	Delivery of Closing Documents	37
ARTICLE IX CLOSING		38
9.1	Time and Place	38
9.3	Deliveries to Sunrise by the Joint Venture	39
9.4	Closing Costs	39
ARTICLE X INDEMNIFICATION		40
10.1	Survival	40
10.2	Indemnification by Sunrise	40
10.3	Administration of Indemnification	41
ARTICLE XI DEFAULT AND TERMINATION		42
11.1	Right of Termination During Due Diligence Period	42
11.2	Remedies upon Default	42
11.3	No Specific Performance	43

11.4	Obligations Upon Termination	43
11.5	Termination Notice	43
11.6	Survival	43
ARTICLE XII TRANSITIONAL MATTERS		43
12.1	Prior to Closing	43
ARTICLE XIII MISCELLANEOUS		44
13.1	Further Actions	44
13.2	Notices	44
13.3	Entire Agreement	45
13.4	Binding Effect; Benefits	45
13.5	Assignment	45
13.6	Governing Law; Waiver of Jury Trial	45
13.7	Amendments and Waivers	46
13.8	Severability	46
13.9	Headings	46
13.10	Counterparts	46
13.11	References	46
13.12	Exhibits	46
13.13	Attorneys’ Fees	47
13.14	Section 1031 Exchange; Tax Matters	47
13.15	Closing Affidavits	47
13.16	Joint and Several	47
13.17	Casualty and Condemnation	47
13.18	Investor Acts for the Joint Venture	48
13.19	Term Sheet	48

EXHIBIT LIST

Exhibit A-1	- Legal Description — Arlington Facility
Exhibit A-2	- Legal Description – Baton Rouge Facility
Exhibit A-3	- Legal Description – New Orleans Facility
Exhibit A-4	- Legal Description – East Cobb Facility
Exhibit A-5	- Legal Description – Ivey Ridge Facility
Exhibit A-6	- Legal Description – Fair Oaks Facility
Exhibit A-7	- Legal Description – Edina Facility
Exhibit A-8	- Legal Description – Huntcliff Independent Living Facility
Exhibit A-9	- Legal Description - Huntcliff Assisted Living Facility
Exhibit A-10	- Legal Description - Orchard Facility
Exhibit A-11	- Legal Description - Palos Park Facility

Exhibit A-12	- Legal Description – Westminster Facility
Exhibit A-13	- Legal Description – Wooster Facility
Exhibit B	- Agreed Values of the Facilities
Exhibit C	- List of Licenses
Exhibit D	- Management Agreement
Exhibit E	- Due Diligence Items
Exhibit F	- Replacement Facilities
Exhibit G	- Schedule of Pending Litigation
Exhibit H	- Facility Agreements
Exhibit I	- Affordable Dwelling Units
Exhibit J	- Personal Property Leases
Exhibit K	- Anti-Money Laundering Policy
Exhibit L	- Confidentiality Agreement
Exhibit M	- Huntcliff Regional Office Lease Terms
Exhibit N	- Schedule of Huntcliff Purchase Rights and Obligations

v

TRANSACTION AGREEMENT

     THIS TRANSACTION AGREEMENT (this “Agreement”) is dated as of the 30th day of September, 2002, by and between Sunrise Second Assisted Living Holdings, LLC, a Delaware limited liability company (the “Joint Venture”), and Sunrise Assisted Living Investments, Inc., a Virginia corporation (“SALII”). In addition, the following entities are parties to this Agreement to evidence their consent to the transactions contemplated herein or, if applicable, for the limited purposes herein specified: (i) Sunrise Arlington, MA Assisted Living, L.L.C., a Virginia limited liability company (“Sunrise Arlington”), (ii) Sunrise Baton Rouge Assisted Living, L.L.C., a Louisiana limited liability company (“Sunrise Baton Rouge”), (iii) Sunrise New Orleans Assisted Living, L.L.C., a Louisiana limited liability company (“Sunrise New Orleans”), (iv) Sunrise East Cobb Assisted Living Limited Partnership, a Georgia limited partnership (“Sunrise East Cobb”), (v) Sunrise Ivey Ridge Assisted Living Limited Partnership, a Georgia limited partnership (“Sunrise Ivey Ridge”), (vi) Fair Oaks Assisted Living, L.L.C., a Delaware limited liability company (“Sunrise Fair Oaks”), (vii) Sunrise Edina Assisted Living, L.L.C., a Minnesota limited liability company (“Sunrise Edina”), (viii) Sunrise Huntcliff Assisted Living Limited Partnership, a Georgia limited partnership (“Sunrise Huntcliff”), (ix) Sunrise Orchard AL, L.L.C., a Colorado limited liability company (“Sunrise Orchard”), (x) Sunrise Palos Park Assisted Living, L.L.C., an Illinois limited liability company (“Sunrise Palos Park”), (xi) Sunrise Westminster Assisted Living, L.L.C., a Colorado limited liability company (“Sunrise Westminster”), and (xii) Sunrise Wooster Assisted Living, L.L.C., an Ohio limited liability company (“Sunrise Wooster”), (the entities listed in items (i) through (xii) above being hereinafter sometimes collectively referred to as “Sunrise,” and all such entities other than SALII being hereinafter collectively referred to as “Facility Owners” or each as a “Facility Owner”), (xiii) Sunrise Assisted Living, Inc., a Delaware corporation (“SALI”) and (xiv) US Assisted Living Facilities II, Inc., a Delaware corporation (the “Investor”).

RECITALS:

     A.     Sunrise Arlington is the ground lessee of certain real property and the owner of an assisted living facility located in Arlington, Massachusetts known as Sunrise Assisted Living of Arlington, as more fully described on Exhibit A-1 attached hereto and made a part hereof (the “Arlington Facility”). SALII owns 100% of the membership interests in Sunrise Arlington.

     B.     Sunrise Baton Rouge owns the assisted living facility located in Baton Rouge, Louisiana known as Sunrise of Baton Rouge, as more fully described on Exhibit A-2 attached hereto and made a part hereof (the “Baton Rouge Facility”). SALII owns 100% of the membership interests in Sunrise Baton Rouge.

     C.     Sunrise New Orleans is the ground lessee of certain real property and the owner of an assisted living facility located in New Orleans, Louisiana known as Sunrise of Bayou St. John, as more fully described on Exhibit A-3 attached hereto and made a part hereof (the “New Orleans Facility”). SALII owns 100% of the membership interests in Sunrise New Orleans.

     D.     Sunrise East Cobb owns the assisted living facility located in Marietta, Cobb County, Georgia known as Sunrise of East Cobb, as more fully described on Exhibit A-4 attached hereto and made a part hereof (the “East Cobb Facility”). SALII owns a 1% general partnership interest in Sunrise East Cobb and SALI owns a 99% limited partnership interest in Sunrise East Cobb.

     E.     Sunrise Ivey Ridge owns the assisted living facility located in Alpharetta, Fulton County, Georgia known as Sunrise of Ivey Ridge, as more fully described on Exhibit A-5 attached hereto and made a part hereof (the “Ivey Ridge Facility”). SALII owns a 1% general partnership interest in Sunrise Ivey Ridge and SALI owns a 99% limited partnership interest in Sunrise Ivey Ridge.

     F.     Sunrise Fair Oaks owns the assisted living facility located in Fair Oaks, California known as Sunrise at Fair Oaks, as more fully described on Exhibit A-6 attached hereto and made a part hereof (the “Fair Oaks Facility”). SALII owns 100% of the membership interests in Sunrise Fair Oaks.

     G.     Sunrise Edina owns the assisted living facility located in Edina, Minnesota known as Sunrise of Edina, as more fully described on Exhibit A-7 attached hereto and made a part hereof (the “Edina Facility”). SALII owns 100% of the membership interests in Sunrise Edina.

     H.     Sunrise Huntcliff owns (i) two hundred thirty-nine (239) condominium units and the right to purchase the remaining nine (9) condominium units in an independent living facility located in Atlanta, Georgia known as Huntcliff Summit, as more fully described on Exhibit A-8 attached hereto and made a part hereof (the “Huntcliff IL Facility”), and (ii) the assisted living facility located in Atlanta, Georgia known as Sunrise at Huntcliff Assisted Living, as more fully described on Exhibit A-9 attached hereto and made a part hereof (the “Huntcliff AL Facility”). SALII owns a 1% general partnership interest in Sunrise Huntcliff and SALI owns a 99% limited partnership interest in Sunrise Huntcliff.

     I.     Sunrise Orchard owns the assisted living facility located in Centennial, Colorado known as Sunrise of Orchard, as more fully described on Exhibit A-10 attached hereto and made a part hereof (the “Orchard Facility”). SALII owns 100% of the membership interests in Sunrise Orchard.

     J.     Sunrise Palos Park owns the assisted living facility located in Palos Park, Illinois known as Sunrise of Palos Park, as more fully described on Exhibit A-11 attached hereto and made a part hereof (the “Palos Park Facility”). SALII owns 100% of the membership interests in Sunrise Palos Park.

     K.     Sunrise Westminster owns the assisted living facility located in Westminster, Colorado known as Sunrise of Westminster, as more fully described on Exhibit A-12 attached hereto and made a part hereof (the “Westminster Facility”). SALII owns 100% of the membership interests in Sunrise Westminster.

     L.     Sunrise Wooster is the ground lessee of certain real property and the owner of an assisted living facility located in Wooster, Ohio known as Sunrise of Wooster, as more fully described on Exhibit A-13 attached hereto and made a part hereof (the “Wooster Facility”). SALII owns 100% of the membership interests in Sunrise Wooster.

     M.     The assisted living facilities and independent living facility owned or leased by the Facility Owners are referred to collectively as the “Facilities,” and each, a “Facility.”

     N.     The Orchard Facility and the Fair Oaks Facility are referred to herein collectively as the “First Closing Facilities.”

     O.     The Baton Rouge Facility and the East Cobb Facility are referred to herein collectively as the “Second Closing Facilities.”

     P.     The Arlington Facility, the New Orleans Facility, the Ivey Ridge Facility, the Edina Facility, the Palos Park Facility, the Westminster Facility, the Wooster Facility, the Huntcliff IL Facility and the Huntcliff AL Facility are collectively referred to herein as the “Third Closing Facilities.”

     Q.     SALII and SALI (hereinafter, collectively, the “Underlying Interest Owners”) are the owners of all the membership interests in the Facility Owners that are limited liability companies and all of the general and limited partnership interests in the Facility Owners that are limited partnerships.

     R.     SALII and the Investor have formed the Joint Venture, with SALII being the managing member of the Joint Venture holding a 20% membership interest and the Investor being the investor member of the Joint Venture holding an 80% membership interest. The purpose of the Joint Venture is to receive a contribution of the Facilities from Sunrise and possess a beneficial ownership interest in the Facilities through the finance leasing of such Facilities by the Facilities Owners (or, in the case of the Baton Rouge Facility, the New Orleans Facility and the Westminster Facility, by the transferees of such Facilities) to the Joint Venture or a subsidiary of the Joint Venture. The documentation for such finance leasing consists of, for each Facility, a lease agreement (the “Facility Lease”), a supplemental agreement, a put option letter, a call option letter and a tax matters agreement (the Facility Lease and such other documents for each Facility being herein referred to as the “Lease Documentation”).

     S.     GSS Holdings, Inc. has formed a Delaware corporation as a wholly-owned subsidiary known as AL Funding II, Inc. (“Funding”), and Funding will be forming a Delaware limited liability company as a wholly-owned subsidiary known as AL Subfunding II, LLC (“Subfunding”).

     T.     In accordance with the Amended and Restated Operating Agreement for the Joint Venture being entered into by SALII and the Investor on the date hereof (the “Venture Agreement”), SALII and the Investor (together, the “Members”) have agreed that on the date hereof and on each other Closing Date (as defined in the Venture Agreement) the Investor will make a capital contribution to the Venture and SALII will arrange for the Underlying Interest Owners to contribute to the Joint Venture (in accordance with the Joint Venture’s direction) for the benefit of SALII the membership and partnership interests of the Facility Owners that own the Facilities that are to become subject to the Venture Agreement on the date hereof or on such other Closing Date, as applicable (or, in the case of the Baton Rouge Facility, the New Orleans Facility and the Westminster Facility, to convey the fee interest in such Facilities in accordance with the Joint Venture’s direction).

     U.     On each Closing Date, the Joint Venture shall direct (i) the Underlying Interest Owners to transfer the interests in each of the Facility Owners (other than Sunrise Baton Rouge, Sunrise New Orleans and Sunrise Westminster) directly to Funding or to Subfunding so that Subfunding becomes the general partner of each Facility Owner that is a limited partnership and Funding becomes the sole member of each Facility Owner that is a limited liability company and (ii) each of Sunrise Baton Rouge, Sunrise New Orleans and Sunrise Westminster to convey the Facility it owns to a limited liability company established and wholly-owned by Funding. Upon such transfers of membership and partnership interests, and such conveyances of the Facilities, the Underlying Interest Owners shall have no further or continuing interest in the Facilities Owners and the Facilities.

     V.     The Facility Owners, the membership or partnership interests of which are transferred to Funding and Subfunding, and the limited liability companies to which the Baton Rouge Facility, the New Orleans Facility and the Westminster Facility are conveyed, are herein referred to collectively as the “SPVs” and individually as an “SPV”.

     W.     To partially fund the construction of each of the Facilities, SALI directly or indirectly made advances to the respective Facility Owners. SALI funded such advances with the proceeds of certain credit facilities obtained by SALI from certain lenders (the “Credit Facilities”).

     X.     At the time each Facility is made subject to the Lease Documentation, an initial payment will be made to the relevant SPV under the Lease Documentation and such SPV will obtain financing from a financial institution that will be secured by a mortgage lien on such Facility. Such amounts are to be applied, at the direction of the relevant Facility Owner, to the payment of the advances obtained in relation to such Facility under the Credit Facilities. In addition to the financing to be obtained by each SPV from a financial institution, SALI will provide unsecured financing in connection with the First Closing, as provided in Section 6.13 hereof, and may provide unsecured financing to the SPVs involved in the Second and Third Closings to the extent the financing obtained from a financial institution in relation to the Facilities owned by such SPVs is less than 65% of the aggregate Agreed Values of such Facilities involved in such Closing.

     Y.     Each Facility will be managed by Sunrise Assisted Living Management, Inc., a Virginia corporation (“Manager”), pursuant to separate Management Agreement between the Joint Venture (or, in the case of the Fair Oaks Facility, a subsidiary limited partnership wholly-owned by the Joint Venture), as “Owner” and Manager.

     Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
TERMINOLOGY

     1.1 Defined Terms.

     As used herein, the following terms shall have the meanings indicated:

     Affiliate: With respect to any specified person or entity, another person or entity which, directly or indirectly controls, is controlled by, or is under common control with, the specified person or entity.

     Agreed Value: With respect to each Facility, the total value of the Facility as agreed to by Sunrise and the Joint Venture, without any reduction for any loans secured by the Facility, which value is set forth on Exhibit B attached hereto, subject to adjustment as provided in this Agreement. Sunrise and the Joint Venture each agree to report such allocations to the Internal Revenue Service in the form required by Treasury Regulation 1.1060-1(e) and to use such allocations for all other reporting purposes after Closing in connection with federal, state and local income and, to the extent permitted under applicable law, franchise taxes.

     Closing: The First Closing, the Second Closing or the Third Closing, as applicable.

     Closing Date: The First Closing Date with respect to the First Closing Facilities, the Second Closing Date with respect to the Second Closing Facilities and the Third Closing Date with respect to the Third Closing Facilities.

     Code: The Internal Revenue Code of 1986, as amended.

     Documents: This Agreement and all Exhibits hereto, and each other agreement, certificate or instrument delivered pursuant to this Agreement.

     Due Diligence Period: For all Facilities other than the First Closing Facilities, the period ending at 5:00 PM EST on the forty-fifth (45th) day after the First Closing Date, during which the Joint Venture and the Investor may investigate the financial, legal, operational, environmental and all other aspects of the Facilities as the Joint Venture and the Investor may desire in order to determine whether to consummate the transactions contemplated by this Agreement, to terminate this Agreement or to reject certain of the Facilities, all in accordance with Section 3.2.

     Extended Facilities: Collectively, the Arlington Facility, the Huntcliff IL Facility, the Baton Rouge Facility, the Huntcliff AL Facility and the Wooster Facility, for which closing is conditioned upon the completion of certain conditions specified in Section 7.11.

     FF&E: All the furniture, fixtures and equipment owned by the Facility Owners and located at the Facilities, which is used or maintained in connection with the operation of the Facilities.

     Knowledge: As used in this Agreement, the term “knowledge” when used to refer to the knowledge of Sunrise or its Affiliates shall mean the actual knowledge of the Responsible Parties, it being understood and acknowledged that such Responsible Parties are not charged with knowledge of all the acts and/or omissions of their predecessors or with acts or omissions of agents or employees of Sunrise. Neither Sunrise nor the “Responsible Parties” as hereinafter defined, shall be obligated to make a reasonable independent inquiry in connection with the making of any representations or warranties as set forth in this Agreement; provided, however, that the Responsible Parties shall make a good faith inquiry of the executive director of each of the Facilities or other appropriate management employee in connection with such representations and warranties. The officers of Sunrise directly engaged in the management and operation of the

Facilities are: Daniel B. Gorham, Susan L. Timoner and Douglas Bath (whether one or more, the “Responsible Parties”).

     Licenses: All certificates, licenses, and permits issued by governmental authorities held by SALII, the Facility Owners, Manager or SALII’s Affiliates in connection with the ownership, use, occupancy, operation, and maintenance of the Facilities. A list of Licenses for each of the Facilities is attached hereto and incorporated herein as Exhibit C.

     Lien: Any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, encumbrance, claim, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

     Loss: With respect to any person or entity, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third party claim.

     Management Agreement: The agreement by and between the Joint Venture (or, in the case of the Fair Oaks Facility, a subsidiary limited partnership wholly-owned by the Joint Venture) and Manager to be executed and delivered at each Closing for each Facility subject to such Closing, pertaining to the operation, direction, marketing, management and supervision of each Facility, in substantially the form attached hereto as Exhibit D.

     Material Adverse Effect: A material adverse effect on the assets, business, operations, financial condition or results of operations of the Facilities, or any one of them.

     Permitted Lien: Any statutory lien that secures a governmentally required payment not yet due that arises, and is customarily discharged, in the ordinary course of the Facility Owner’s business.

     Resident Deposits: All deposits or advances of any kind or nature from any resident of any Facility.

     Senior Financier: A financial institution providing Senior Financing.

     Senior Financing: The financing from a financial institution to be secured by each Facility as of the Closing Date for such Facility. The Senior Financing is more particularly described in Recital X and Section 6.12.

     Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties, but excluding impact fees or other similar exactions levied or payable in connection with the development of any of the Facilities and excluding special assessments.

     Tax Return: Any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

     Term Sheet: The Summary of Indicative Terms and Conditions either signed by the parties hereto or their Affiliates relating to the establishment of the Joint Venture or, if no such Summary of Indicative Terms and Conditions was signed, the draft thereof last circulated prior to the date hereof.

     1.2 Additional Defined Terms.

     As used herein, the following terms shall have the meanings defined in the recitals or section indicated below:

Agreement	Preamble
Balance Sheet	Section 4.4
Confidentiality Agreement	Section 6.6
Contribution	Section 2.4
Credit Facilities	Recital W
Deposit	Section 2.4(b)
Excluded Assets	Section 2.2
Facility	Recital M
Facility Agreements	Section 2.1(c)
Facility Lease	Recital R
Facility Owner	Preamble
First Closing	Section 9.1
First Closing Date	Section 9.1
First Closing Facilities	Recital N
Funding	Recital S
Hazardous Waste	Section 4.10
Identified Parties	Section 5.6
Improvements	Section 2.1(a)
Indemnified Party	Section 10.4(a)
Indemnifying Party	Section 10.4(a)
Intellectual Property	Section 2.2(h)
Investor	Preamble
Joint Venture	Preamble
Land	Section 2.1(a)
Lease Documentation	Recital R
Macquarie	Section 4.6
Manager	Recital Y
Members	Recital T
Owned Assets	Section 2.1

Owner Obligations	Section 2.3
Permitted Exception	Section 7.3(b)
Personal Property	Section 2.1(b)(iv)
Proration Date	Section 2.5(a)
Proration Schedule	Section 2.5(a)
Real Property	Section 2.1(a)
Receivables	Section 2.6
Rent Roll	Section 4.12
Replacement Facilities	Section 3.2(b)
Resident Agreements	Section 2.1(c)
Responsible Parties	Section 1.2
SALI	Preamble
SALII	Preamble
Second Closing	Section 9.1
Second Closing Date	Section 9.1
Second Closing Facilities	Recital O
SPV	Recital V
Subfunding	Recital S
Sunrise	Preamble
Sunrise’s Notice	Section 13.17(b)
Surveys	Section 7.3(d)
Third Closing	Section 9.1
Third Closing Date	Section 9.1
Third Closing Facilities	Recital P
Title Commitments	Section 7.3(a)
Title Defect	Section 7.3(b)
Title Insurer	Section 7.3(a)
Title Notice	Section 7.3(b)
Title Policy	Section 9.2(p)
Underlying Interest Owners	Recital Q
Venture Agreement	Recital T

     1.3 Recitals.

     The Recitals are hereby incorporated herein as part of this Agreement, and the parties confirm the accuracy thereof and their agreement thereto.

ARTICLE II

CONTRIBUTION AND ACQUISITION OF INTERESTS

     2.1 Owned Assets.

     On each Closing Date, upon and subject to the terms and conditions provided herein, and subject to the conditions required to be satisfied by SALII and the Investor under the Venture Agreement on such Closing Date, SALII will make a contribution to the Joint Venture by having the Underlying Interest Owners, at the direction of the Joint Venture, transfer the membership or partnership interests in all Facility Owners of the Facilities to be transferred on such Closing

Date to Funding and Subfunding. On the Closing Date applicable to the Baton Rouge Facility, the New Orleans Facility and the Westminster Facility, SALII shall make such contribution to the Joint Venture by having the Underlying Interest Owners, at the direction of the Joint Venture, either transfer the membership interests of the Facility Owners then owning such Facilities or convey such Facilities to limited liability companies that are wholly-owned subsidiaries of Funding. After each such transfer or conveyance, the resulting SPV will enter into the Lease Documentation for its Facility. Immediately prior to the Closing Date for the Facilities subject to such Closing Date, all tangible and intangible assets (except Excluded Assets) used or useful in the operation of such Facilities (the “Owned Assets”) as they have been operated by the applicable Facility Owners will be owned or leased by the Facility Owners and, in the case of the Baton Rouge Facility, the New Orleans Facility and the Westminster Facility, will be included in the conveyance of such Facilities. The Owned Assets include the following:

     (a)  Owned or Leased Real Property relating to the Facilities. That certain real property (fee or leasehold interests, as applicable) consisting of land (“Land”) and all buildings, structures, fixtures and other improvements (“Improvements”) located thereon, such Land and Improvements being more particularly described in Exhibits A-1 through A-13 and as follows:

HOME FACILITY	ADDRESS	UNITS	CLOSING DATE

Fair Oaks Facility	4816 Hazel Avenue Fair Oaks, California 95628	59	Sept. 30, 2002
Orchard Facility	5975 South Holly Street Centennial, Colorado 80121	78	Sept. 30, 2002
Baton Rouge Facility	8502 Jefferson Highway Baton Rouge, Louisiana 70809	58	Dec. 13, 2002
East Cobb Facility	1551 Johnson Ferry Road Marietta, Georgia 30062	78	Dec. 13, 2002
Arlington Facility	1395 Massachusetts Avenue Arlington, Massachusetts 02474	85	January 15, 2003
New Orleans Facility	5958 St. Bernard Avenue New Orleans, Louisiana 70122	76	January 15, 2003
Edina Facility	7128 France Avenue South Edina, Minnesota 55435	89	January 15, 2003
Ivey Ridge Facility	2950 Old Alabama Road Alpharetta, Georgia 30022	85	January 15, 2003
Palos Park Facility	12828 S. LaGrange Road Palos Park, Illinois 60464	85	January 15, 2003
Westminster Facility	10280 N. Sheridan Boulevard Westminster, Colorado 80031	78	January 15, 2003
Wooster Facility	1615 Cleveland Road Wooster, Ohio 44691	48	January 15, 2003
Huntcliff IL Facility	8592 Roswell Road Atlanta, Georgia 30350	239*	January 15, 2003
Huntcliff AL Facility	8480 Roswell Road Atlanta, Georgia 30350	76	January 15, 2003

*Plus the right to purchase the remaining nine (9) units under the agreements referenced in Section 2.1(g).

The Land and related real property (the “Real Property”) are more fully described on Exhibit A-1 through Exhibit A-13 and shall be deemed to include all permits, easements, Licenses (except for those Licenses that relate directly to the operation of the Facilities as assisted living or dementia facilities, which are described in Section 2.1(e) below or to the extent hereinafter expressly excluded) rights-of-way, rights and related appurtenances. The Real Property shall also include (i) all right, title and interest of the Facility Owners as landlord (whether named as such therein, or by assignment or otherwise) in any Resident Agreements, leases and subleases, if any, regarding the Real Property now existing or at any time hereafter made, and all amendments, modifications, supplements, renewals and extensions thereof, together with any tenant or Resident security deposits made by the lessees thereunder and (ii) all rights and obligations of Sunrise under the agreements referenced in Section 2.1(g).

     (b)  Personal Property.

             (i) Any and all furniture, fixtures, furnishings, machinery and equipment used in connection with the Facilities, and all other personal property used in connection with the Real Property and now located upon the Real Property, if any. A list of such tangible personal property will be delivered by SALII to the Joint Venture within twenty (20) days of the applicable Closing Date. In no event shall the Personal Property include any property owned by Manager, notwithstanding Manager’s use of such property in connection with its management and administration of the applicable Facilities. A list of any such excluded personal property located on any of the Real Property will be delivered by SALII to the Joint Venture within twenty (20) days of the applicable Closing Date.

             (ii) Goodwill, going concern, and all existing warranties and guaranties (express or implied) issued to the Facility Owners and their Affiliates in connection with the Improvements or the Personal Property described in paragraph (b)(i) above.

             (iii) Subject to apportionment pursuant to Section 2.5, all petty cash and tenant or Resident security deposits maintained in connection with each Facility.

             (iv) The tangible and intangible property described in Sections 2.1(b)(i) - 2.1(b)(iii) shall be referred to herein as the “Personal Property.”

     (c)  Facility Agreements and Resident Agreements. All rights of Sunrise in, to and under all contracts, leases, agreements, service agreements, commitments and other arrangements, and any amendments or modifications, used or useful in the operation of the applicable Facilities as of the date hereof or made or entered into by the Facility Owners between the date hereof and the applicable Closing Date, with respect to each Facility, in compliance with this Agreement (the “Facility Agreements”), including but not limited to occupancy, residency, lease, tenancy and similar written agreements entered into in the ordinary course of business with residents of the Facilities, and all amendments, modifications, supplements, renewals, and extensions thereof (“Resident Agreements”) and all Resident Deposits. In addition, the Joint Venture shall enter into a lease with Sunrise for certain space in the Huntcliff IL Facility to be used as a regional office by Sunrise, the terms of which lease are outlined on Exhibit M.

     (d)  Records. True and complete copies of all of the books, records, accounts, files, logs, ledgers and journals pertaining to or used in the operation of the Facilities, including, but not limited to, any electronic data stored on computer disks or tapes, and originals of any of the foregoing that relate to residents of the Facilities other than Excluded Assets, together with the basic corporate, partnership or limited liability company documents and records of those Facility Owners, the interests in which are being transferred hereunder.

     (e)  Licenses. Any and all Licenses now held in the name of Sunrise or any Affiliate or either of them and used or useful in the operation of the Facilities, and any renewals, extensions, amendments or modifications thereof, except to the extent not transferable or assignable under applicable law.

     (f)  Miscellaneous Assets. Any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this Section 2.1 and now or hereafter owned by the Facility Owners and used in connection with the operation of the Facilities (except Excluded Assets).

     (g)  Right to Purchase Additional Condominium Units at the Huntcliff IL Facility. All of Sunrise Huntcliff’s right to acquire the remaining nine (9) condominium units in the Huntcliff IL Facility. Attached hereto as Exhibit N is a schedule of the agreements that set forth Sunrise Huntcliff’s rights and obligations with respect to such nine (9) units, true and complete copies of which have been delivered to the Joint Venture. If, between the date hereof and the Closing Date for the Huntcliff IL Facility, (i) any of the remaining condominium units in the Huntcliff IL Facility are “put” to Sunrise Huntcliff pursuant to the “Guaranteed Buy Back Agreement” for that unit or (ii) any of such units is available for purchase by Sunrise as a result of an “Event of Repurchase” under the “Repurchase Agreement” for such unit or pursuant to the provisions of the “Contract of First Refusal” applicable to such unit, and Sunrise Huntcliff acquires any such unit, then, the Joint Venture (assuming it does not terminate this Agreement with regard to the Huntcliff IL Facility during the Due Diligence Period and all closing conditions applicable to such Facility have been satisfied) and Sunrise shall treat such unit as part of the Facility and the Agreed Value of such Facility shall be increased by the incremental net operating income such unit adds to the Huntcliff IL Facility, capitalized at 9.25%. If the Huntcliff IL Facility is contributed to the Joint Venture pursuant to this Agreement, the Joint Venture, as successor to Sunrise under the agreements referenced in this Section 2.1(g), agrees to purchase any such remaining unit that the Joint Venture is obligated to purchase pursuant to said Guaranteed Buy Back Agreement or has the right to purchase pursuant to said Repurchase Agreement or said Contract of First Refusal, provided the Members make the necessary capital contributions required to fund any such purchase and the absence of any material adverse change in such unit or in the business, operations or financial condition of the Joint Venture. Any unit so purchased shall be conveyed, at the direction of the Joint Venture, to Funding or a subsidiary thereof, and shall be made subject to the Lease Documentation then applicable to the Huntcliff IL Facility, if required by the Senior Lender.

     2.2 Excluded Assets.

     Notwithstanding any provision of this Agreement to the contrary, the Owned Assets shall not include any of the following (collectively, the “Excluded Assets”):

     (a)  Any and all cash, bank deposits and other cash equivalents, certificates of deposits, marketable securities, cash deposits made by or on behalf of the Facility Owners to secure contract obligations (except to the extent included under Section 2.1(b)(iii) or Sunrise receives a credit therefor under Section 2.5).

     (b)  Any and all rights in and to claims or causes of action of SALII or the Facility Owners or any of their Affiliates against third parties (including, without limitation, for indemnification) with respect to, or which are made under or pursuant to the Owned Assets or the Excluded Assets, and which arose prior to the date of Closing, it being specifically agreed that Sunrise shall be responsible for all costs and expenses (including attorney’s fees) incurred in connection with the prosecution of such claims or causes of action; provided, however, Owned Assets shall include rights in and to any such claims or causes of action to the extent they are in the nature of enforcing a guaranty, warranty or a contract obligation to complete improvements, make repairs or deliver services to any of the Facilities.

     (c)  All prepaid expenses (and rights arising therefrom or related thereto) except to the extent taken into account in determining the adjustment amount under Section 2.5.

     (d)  All contracts of insurance, all coverages and (subject to Section 13.17 below) proceeds thereunder and all rights in connection therewith, including, without limitation, rights arising from any refunds due with respect to insurance premium payments to the extent they relate to such insurance policies. After the Closing, the placement of insurance shall be governed by the Management Agreement.

     (e)  All tangible personal property disposed of or consumed at or in connection with each Facility between the date hereof and the Closing Date for each Facility in accordance with the terms and provisions of this Agreement.

     (f)  To the extent now or hereafter held by or issued in the name of SALII, Manager or their Affiliates (other than the Facility Owners) and not transferable or assignable under applicable law, all Licenses (and any renewals, extensions, amendments or modifications thereof), provided, however, that SALII shall, and shall cause Manager and the Affiliates of SALII and Manager, to fulfill their obligations as set forth in Section 6.11 to have such Licenses transferred or reissued in the names of the appropriate SPV, or such other party as Joint Venture may direct.

     (g)  Any and all rights of SALI, or any of its Affiliates with respect to the use of (i) all trade names, trademarks, service marks, copyrights, patents, jingles, slogans, symbols, logos, inventions, computer software or other proprietary material, process, trade secret or trade right used by SALI or its Affiliates in the operation of the Facilities, (ii) all registrations, applications and licenses for any of the foregoing, and (iii) any additional such items acquired or used by SALI or its Affiliates in connection with the operation of each Facility between the date hereof and the Closing Date for each such Facility (collectively, the “Intellectual Property”), provided, however, that the Joint Venture, the SPVs and their Affiliates shall have the right to use the Intellectual Property in connection with the operation of the Facilities for so long as the Management Agreements with Manager govern operation of the Facilities.

     (h)  Any records relating to Excluded Assets and to liabilities other than the Assumed Obligations.

     (i)  Personal property of all officers or employees of Sunrise located in their respective personal offices at the Facilities.

     2.3 Acknowledgment of Liabilities.

     The Joint Venture acknowledges that the SPVs shall be obligated to pay, discharge and perform when due, from and after Closing for a Facility, the liabilities and obligations listed below (collectively, the “Owner Obligations”) relating to such Facility, but Sunrise agrees that the Underlying Interest Owners shall be obligated to fulfill and discharge all duties and obligations, and shall be responsible for all liabilities with respect to all items listed below, to the extent attributable to or arising out of matters that occur prior to Closing, and Sunrise agrees to indemnify and hold harmless the Joint Venture from and against any Losses arising from such pre-Closing matters:

     (j)  All liabilities and obligations arising under the Facility Agreements; and

     (k)  Such other liabilities of the Facility Owners (including but not limited to Resident Deposits) to the extent, and only to the extent, the amount thereof is included as a credit to the Joint Venture in calculating the adjustment amount as ultimately determined pursuant to Section 2.5.

     This Section 2.3 shall survive the Closing.

     2.4 Contribution Amount.

     The total amount to be contributed by the Investor to the Joint Venture on each Closing Date (hereinafter, the “Contribution”) shall be determined as set forth in the Venture Agreement, and paid by wire transfer of immediately available funds to the Title Insurer.

     2.5 Adjustment of Contribution Amount.

     (a)  All income and expenses (including prepaid expenses) of the Facilities shall be prorated on a daily basis between the Facility Owners and the Joint Venture as of 11:59 p.m., on the date (the “Proration Date”) immediately preceding the Closing Date for each such Facility. Such items to be prorated shall include:

     (i)  Rents under the leases and Resident Agreements and other income, if any, including prepaid rents, community fees and security deposits. Community fees will be prorated between Sunrise and the Joint Venture based upon the period over which such community fees are refundable to the individual resident who has paid such community fee. For example, a resident may have paid a $4,000 community fee that is refundable on a prorated basis over the first four (4) months of such resident’s occupancy. If the Closing takes place one (1) month after such resident occupies a unit in a Facility, then one quarter of such community fee (or $1,000) would have been earned by the Facility Owner prior to the Closing Date. In such event, the Joint Venture shall receive credit at Closing for $3,000 of such community fee. The Joint Venture acknowledges that the amount of community fees, and the time period over which community fees are earned, may vary from Facility to Facility and from resident to resident. Accordingly, community fees will be adjusted on a resident by resident basis for each Facility, if and to the extent that the community fees have not been fully earned by the Facility Owner prior to the applicable Closing Date.

             (ii) Utility charges, if any, including water, sewer, electric, and gas, based upon the last reading of meters prior to the applicable Closing Date shall be prorated. Sunrise shall endeavor to obtain meter readings on the day before the Closing Date for each Facility, and if such readings are obtained, there shall be no proration of such items. Sunrise shall pay at Closing the bills therefor for the period to the day preceding the Closing, and the Joint Venture shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, the Joint Venture will receive a credit for Sunrise’s portion and will pay the entire bill prior to delinquency after Closing. If Sunrise has paid any utilities no more than thirty (30) days in advance in the ordinary course of business, then the Joint Venture shall be charged its portion of such payment at Closing;

             (iii) Fees and charges under such of the service agreements, licenses and permits as are being assigned to and assumed by the Joint Venture at the Closing, on the basis of the periods to which such service agreements, licenses and permits relate shall be prorated;

             (iv) [Omitted];

             (v) Food inventory;

             (vi) Supplies inventory;

             (vii) Petty cash;

             (viii) Taxes imposed by governmental authority and any assessments imposed by private covenant constituting a lien or charge on the applicable Facilities for the then current calendar year or other current tax period not yet due and payable shall be prorated. If the Closing occurs prior to the receipt by Sunrise of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Sunrise and the Joint Venture shall prorate Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates;

             (ix) Any escrow accounts or cash deposits held by utility companies or otherwise to secure obligations under contracts that will continue after Closing;

             (x) Financing expense on the Senior Financing, if any;

             (xi) Payments under any leases of personal property used in connection with the operation of the Facilities; and

             (xii) Capital expenditure items, as set forth in Section 2.5(c) below.

Sunrise shall prepare a proposed schedule (the “Proration Schedule”) and deliver it to the Joint Venture at least five (5) business days prior to each Facility’s Closing, including: (i) the items listed above, (ii) any items which are customarily apportioned between parties in a similar transaction in the localities in which the Facilities are located, and (iii) any other items the parties determine necessary. Such Proration Schedule shall include all applicable income and expenses with regard to each such Facility. Sunrise and the Joint Venture will use all reasonable efforts to finalize and agree upon the Proration Schedule at least two (2) business days prior to the applicable Closing. The amount of the Contribution shall be adjusted in accordance with the Proration Schedule. Sunrise and Investor shall be responsible for their respective legal fees, appraisal fees and costs of third party market and/or valuation reports in connection with this transaction. All other costs of each Facility’s Closing, including, without limitation, the costs of Surveys, title insurance, all transfer taxes, and all fees charged by Senior Financiers to consent to the execution of the Lease Documentation, shall be paid by the Joint Venture, except that any such costs which are customarily paid by the seller in the applicable market in which a particular Facility is located shall be paid separately by Sunrise.

     (b)  The parties agree that any amounts that may become due under this Section 2.5 shall be paid at each Facility’s Closing as can best be determined. A post-Closing reconciliation of such pro-rated items shall be made by the parties no later than sixty (60) days after each Facility’s Closing and any amounts due at that time shall be promptly forwarded to the respective party in a lump sum payment. Any additional amounts that may become due after such determination shall be forwarded at the time they are received. Any amounts due under this Section 2.5 which cannot be determined within sixty (60) days after each Facility’s Closing (such as, for example, fiscal year-end real estate taxes) shall be reconciled as soon thereafter as such amounts can be determined. Facility Owners agree that the Joint Venture shall have the right to audit the records of Facility Owners in connection with any such post-closing reconciliation. The covenants contained in this Section 2.5 shall survive each Facility’s Closing.

     (c)  Sunrise and the Joint Venture agree that a credit shall be determined for each Facility based on the budget for capital expenditures for such Facility and the utilization of such budget at the Closing Date for such Facility. At the Closing Date for each Facility, Sunrise and the Joint Venture shall prorate the capital expenditures budget for such Facility for the calendar year in which such Closing Date occurs, with a portion of such budget allocated to Sunrise based on the portion of the calendar year elapsed to such Closing Date and the balance of such budget allocated to the Joint Venture based on the balance of the calendar year from and after the Closing Date. From the portion of the budget allocated to Sunrise, there shall be deducted the capital expenditures paid by Sunrise for such calendar year to the Closing Date. If the remainder is a positive number, such amount will be paid by Sunrise to the Joint Venture on the Closing Date for such Facility; if the remainder is a negative number, such amount will be paid by the Joint Venture to Sunrise on the Closing Date for such Facility. In performing the foregoing calculation for each Facility subject to the Third Closing Date, Sunrise would pay to the Joint Venture any unpaid amounts from the capital expenditure budget for calendar year 2002 for the Facility.

     2.6 Accounts Receivable.

     As of the applicable Proration Date, the applicable Facilities will have certain outstanding accounts receivable (the “Receivables”). Each Facility Owner shall receive a credit at Closing in consideration of the Joint Venture’s right to collect the Receivables after Closing. Such credit shall be in an amount equal to eighty percent (80%) of the Receivables outstanding as of the applicable Closing Date for the Facilities. During the term of this Agreement, Facility Owners and Manager covenant and agree to continue to use usual and customary procedures to collect the Receivables that will be listed as of each Closing Date.

     2.7 Resident Deposits.

     All tenant or Resident security deposits in Sunrise’s possession relating to a Facility, as reflected on a final Rent Roll delivered to the Joint Venture (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to Resident or tenant obligations under the Resident Agreements or leases for such Facility, shall be transferred or credited to the Joint Venture at the Closing for such Facility or placed in escrow if required by law. As of the Closing for a Facility, the Joint Venture shall assume Sunrise’s obligations related to tenant or Resident security deposits at such Facility. The Joint Venture will indemnify, defend, and hold Sunrise harmless from and against all demands and claims made by Residents or tenants arising out of the transfer or disposition of any tenant or Resident security deposits transferred to the Joint Venture and will reimburse Sunrise for any reasonable expenses (including all reasonable attorneys’ fees) incurred or that may be incurred by Sunrise as a result of any such claims or demands by Residents or tenants. Sunrise will indemnify, defend and hold the Joint Venture and its Members harmless from and against all demands and claims made by tenants arising out of any tenant or Resident security deposits not transferred to the Joint Venture and its Members and will reimburse the Joint Venture for any reasonable expenses (including all reasonable attorneys’ fees) incurred or that may be incurred by the Joint Venture and its Members as a result of any such claims or demands by Residents or tenants.

ARTICLE III
DUE DILIGENCE PERIOD

     3.1 Due Diligence Period.

     During the Due Diligence Period, the Joint Venture shall have the right to review and evaluate all Owned Assets (except those related to the First Closing Facilities), the nature and extent of the Owned Assets and operations and all rights and liabilities related thereto. Sunrise shall have furnished or made available to the Joint Venture or its representatives, within five (5) days after the date hereof, the items described on Exhibit E attached hereto, or any other items reasonably requested by the Joint Venture, to the extent they are in Sunrise’s possession or control or are readily obtainable by Sunrise. The Due Diligence Period for the First Closing Facilities has expired.

     3.2 Expiration of Due Diligence Period; Replacement Facilities.

     (a)  The Joint Venture shall have the right, prior to the end of the Due Diligence Period, to terminate this Agreement with regard to all Facilities other than the First Closing Facilities for any reason at its sole discretion.

     (b)  Without limiting the right of the Joint Venture set forth in Section 3.2(a), the Joint Venture shall have the right, prior to the expiration of the Due Diligence Period, to delete any of the Facilities specified herein from this Agreement, in which case the Agreement shall continue in full force and effect with respect to those Facilities not so deleted. Set forth in Exhibit F hereto is a list of three assisted living facilities (the “Replacement Facilities”) that have been approved as replacement facilities by Sunrise and the Joint Venture, subject to the satisfactory completion of due diligence by the Joint Venture. Promptly after the First Closing Date, Sunrise and the Joint Venture shall seek to agree in good faith on the Agreed Value of each Replacement Facility. If the Joint Venture deletes a Facility from this Agreement, the Joint Venture shall have the right, in its sole discretion, to select a Replacement Facility to replace the deleted Facility, and the Replacement Facility so selected by the Joint Venture shall thereafter substitute for the deleted Facility. Such Replacement Facility shall thereafter be a “Facility” hereunder, and all of the terms and conditions of this Agreement shall apply to such Replacement Facility with the same effect as if it had originally been designated as a “Facility” hereunder. Sunrise shall have the right from time to time to replace a Replacement Facility listed on Exhibit F with another assisted living facility, provided that (i) no such substitution may be made between the time the Joint Venture has deleted a Facility from this Agreement and the time such deleted Facility is replaced with a Replacement Facility, (ii) each proposed Facility that is to replace a Replacement Facility then listed on Exhibit F shall satisfy the investment criteria set forth in the Term Sheet and (iii) Sunrise and the Joint Venture shall have agreed on the Agreed Value for such proposed Facility.

     (c)  Within five (5) business days after the selection of a Replacement Facility, Sunrise shall deliver to Joint Venture the due diligence materials described in Section 3.1 with respect thereto. A thirty (30) day due diligence period shall commence upon the delivery of such materials and during such period, the Joint Venture shall be free at its sole discretion to accept or reject any such Replacement Facility. If a Replacement Facility is rejected by the Joint Venture in its sole discretion prior to the end of the above-indicated thirty (30) day due diligence period, Sunrise and the Joint Venture agree to seek to replace such rejected Replacement Facility with another of the listed Replacement Facilities in the manner provided in this Section 3.2. If a Replacement Facility is not rejected by the Joint Venture prior to the end of such due diligence period, Sunrise shall specify whether such Replacement Facility is a Second Closing Facility or a Third Closing Facility (subject to time limits for closing not having passed).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SUNRISE

     Sunrise represents and warrants to the Joint Venture as follows:

     4.1 Organization, Good Standing and Entity Authority.

     Each of the Facility Owners is a limited liability company or a limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the State in which the Facility which it owns is located (except for (1) Sunrise Arlington, which is duly organized, validly existing and in good standing in Virginia and authorized to transact business in Massachusetts and (2) Sunrise Fair Oaks which is duly organized, validly existing and in good standing in Delaware and authorized to transact business in California) and has all requisite authority to own, and operate its Owned Assets and carry on its business. SALII is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. SALI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 Authorization and Binding Effect of Documents.

     SALII, SALI and each Facility Owner have all requisite power and authority to enter into this Agreement and the other Documents to which they are a party and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the other Documents by SALII and SALI (and, to the extent applicable each Facility Owner) and the consummation by SALII and SALI (and, to the extent applicable each Facility Owner) of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of SALII and SALI (and, to the extent applicable each Facility Owner) and SALII’s and SALI’s members or board of directors, as the case may be. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by SALII and SALI (and, to the extent applicable each Facility Owner). This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of SALII and SALI (and, to the extent applicable each Facility Owner) enforceable against SALII and SALI (and, to the extent applicable each Facility Owner) in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

     4.3 Absence of Conflicts.

     The execution, delivery and performance by Sunrise of this Agreement and the other Documents, and consummation by Sunrise of the transactions contemplated hereby and thereby, do not and will not, to the best of Sunrise’s knowledge, (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) result in the creation of any Lien upon the Owned Assets under the provisions of the Articles of Incorporation or Bylaws of SALII or SALI, the organizational instruments of any Facility Owner, any laws or regulations to which SALII, SALI or any Facility Owner is subject, or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which SALII, SALI, any Facility Owner or the Facilities are subject.

     4.4 Financial Statements.

     Sunrise has delivered to the Joint Venture the unaudited financial statements for each of the Facilities as of June 30, 2002 (the “Balance Sheet”). All such statements (i) are in accordance in all material respects with the books and records of the Facility Owners and (ii)

have been prepared in accordance with GAAP applied on a consistent basis and fairly present the assets and liabilities of the Facilities as of the dates stated and accurately reflect the results of operations of the Facilities for the periods covered by the statements, with the exception that the Balance Sheet is subject to normal year-end adjustments. Sunrise shall update such Balance Sheet as and when such update shall come available.

     4.5 Absence of Certain Changes or Events.

     Since the date of the Balance Sheet dated June 30, 2002:

     (a)  There has not been any damage, destruction or other casualty loss with respect to the Owned Assets (whether or not covered by insurance) that, individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect.

     (b)  None of SALII, SALI, Manager, the Facility Owners or the Facilities has suffered any adverse change or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

     (c)  None of SALII, SALI, the Facility Owners, or Manager has:

            (i)  amended or terminated any Facility Agreement or Resident Agreement, except in the ordinary course of business;

            (ii)  mortgaged, pledged, suffered or subjected any of the Owned Assets to any Lien, except for Permitted Liens and any Lien which will be released at or prior to the Closing Date for the relevant Facility;

            (iii)  acquired or disposed of any assets, personal property or properties affecting the Facilities or entered into any agreement or other arrangement for such acquisition or disposition, except in the ordinary course of business;

            (iv)  entered into any agreement, commitment or other transaction affecting the Facilities other than in the ordinary course of business;

            (v)  operated the Facilities other than in the ordinary course of business.

     4.6 Broker’s or Finder’s Fees.

     No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Sunrise is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement, except for Macquarie Capital Partners LLC (“Macquarie”). Sunrise has agreed to pay Macquarie a consulting fee pursuant to a separate agreement. Sunrise agrees to indemnify and hold the Joint Venture harmless from any Loss resulting from a breach of this representation and warranty. Notwithstanding the provisions of Article X below, such agreement to indemnify shall survive each Closing without limitation.

     4.7 Insurance.

     There is now, and until each Closing there will remain, in full force and effect with reputable insurance companies, full replacement cost, “all risks” property insurance with respect to each of the Facilities and commercial general liability insurance with respect to each of the Facilities, with combined single limits for personal injury, death and property damage, of at least $3,000,000.00 per occurrence. Sunrise has delivered or made available to the Joint Venture copies of all casualty, liability, business interruption and other insurance policies insuring against loss of the Owned Assets and all such insurance policies are in full force and effect.

     4.8 Litigation.

     Except as set forth on Exhibit G, there is no pending, or to the best of Sunrise’s knowledge, threatened litigation, proceeding or investigation (by any person, governmental or quasi-governmental agency or authority or otherwise) to which Sunrise is a party, including without limitation litigation brought by Sunrise against third parties. The litigation, proceedings and investigations listed on Exhibit G will not, individually or in the aggregate, materially adversely affect the ownership, use, occupancy, operation, cash flow, profitability or title to any of the Facilities. Sunrise shall have full responsibility for the litigation set forth on Exhibit G and shall indemnify and hold harmless the Joint Venture and its Members for any loss arising from such litigation.

     4.9 Compliance with Laws.

     To the best of Sunrise’s knowledge, the Improvements have been constructed and the Facilities have been and are presently used and operated in compliance in all material respects with, and in no material way violate any applicable statute, law, regulation, rule, ordinance, order, License or permit of any kind whatsoever affecting the Facilities or any part thereof or their operation as assisted living facilities or independent living facilities, as applicable. Sunrise has not received notice of any such violation. To Sunrise’s knowledge, Sunrise has not received written notice from any insurance company or underwriter of any defect that would materially adversely affect the insurability of any Facility or cause an increase in insurance premiums and, to Sunrise’s knowledge, no there are no such structural defects at any of the Facilities.

     4.10 Environmental Matters.

     Except as set forth in the environmental reports delivered to Investor pursuant to Section 3.1, to Sunrise’s knowledge, Sunrise has not generated, stored or disposed of any hazardous waste at any of the Facilities, and Sunrise has no knowledge of any previous or present generation, storage, disposal or existence of any hazardous waste at any of the Facilities. The term “hazardous waste” shall mean “hazardous waste,” “toxic substances,” or other similar or related terms as defined or used from time to time in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6921, et seq.), similar state laws and regulations adopted thereunder. Hazardous waste shall not include (1) pre-packaged supplies, cleaning materials and petroleum products customarily used in the operation and maintenance of comparable properties, (2) cleaning materials, personal grooming items and other items sold in pre-packaged containers for consumer use and used by tenants and residents in the Facilities; and (3) petroleum products used in the operation and maintenance of motor vehicles from time to time located on the Facilities’ parking areas, so long as, to the extent required, all applicable permits for the use of any of the foregoing have been obtained and are in full force and effect and so long as all the foregoing are used, stored, handled, transported and disposed of in compliance with all hazardous substances laws and any such applicable permits. The term “hazardous waste” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and asbestos containing materials and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any environmental law.

     4.11 Assessments.

     There are no special or other assessments for public improvements or otherwise now affecting any of the Facilities, nor does Sunrise have knowledge of (i) any pending or threatened special assessments affecting any of the Facilities or (ii) any contemplated improvements affecting any of the Facilities that may result in special assessments affecting any of the Facilities.

     4.12 Resident Agreements.

     Sunrise shall supply the Joint Venture with true and correct copies of the forms of Resident Agreement used at the Facilities. The Resident Agreements currently in effect with respect to the Facilities are in substantially the same form as the copies previously delivered to the Joint Venture. Sunrise is not in default under any of its material obligations under any Resident Agreement or any lease and, except as set forth on the aged receivable report (the “Rent Roll”) for all of the Facilities delivered to the Joint Venture on or prior to the date hereof, Sunrise has no knowledge of any material default on the part of any other party thereto. All of the Resident Agreements and leases identified on the Rent Roll are currently in full force and effect. The Rent Roll is true and correct in all material respects and Sunrise will provide an updated Rent Roll at each Closing for the Facilities subject to such Closing and will re-affirm the foregoing representations and warranty with respect to such updated Rent Rolls, subject to the information on the then-current aged receivables report.

     4.13 Facility Agreements.

     The Facility Agreements listed on Exhibit H hereto are all of the Facility Agreements relating to or affecting any of the Facilities. Sunrise has delivered to the Joint Venture true and complete copies of all such Facility Agreements applicable to the First Closing Facilities, and will deliver to the Joint Venture not later than ten (10) days after the First Closing Date copies of all Facility Agreements for all other Facilities. Such copies shall include all amendments and modifications thereto. Sunrise is not in default of any of its material obligations under any of such Facility Agreements, and Sunrise has no knowledge of any material default on the part of any other party thereto. All the Facility Agreements listed on Exhibit H are currently in full force and effect. Except for the Facility Agreements and the Resident Agreements described in

Section 4.12 above, there are no material service contracts, leases or other contracts or agreements affecting any of the Facilities.

     4.14 Permits.

     Exhibit C attached hereto is a true and complete list of all Licenses. All the Licenses are valid and no material violations exist. To Sunrise’s knowledge, the Licenses are the only certificates, licenses, and permits that are required for the lawful ownership, use, occupancy, operation and maintenance of the Facilities as assisted living/dementia facilities or independent living facilities, as applicable.

     4.15 Medicare; Medicaid.

     As of the date hereof, no resident at any Facility is a participant in Medicare, Medicaid or other public payor program with respect to such resident’s fees or other services payable to SALII, SALI, any Facility Owner, or Manager. To Sunrise’s knowledge, no action, proceeding, or investigation in connection with Medicare, Medicaid or other public or private third-party payor or other programs is pending or threatened against Sunrise in connection with the Facilities. Sunrise has not received notice of any threatened or pending investigation in connection with (i) Medicare, Medicaid, or other public or private third-party payor programs or (ii) any fraud, false statement or false claim applicable to its business or (iii) any patient care, patient rights or other law applicable to its business. Sunrise has prepared and filed all cost reports, if any, that were required to be filed for Medicare and Medicaid purposes and for all other public or private third-party reimbursement programs through the date of this Agreement. All such cost reports, if any, are correct and accurate and have been prepared in conformity with Sunrise’s books and records. Sunrise has not received notice that Medicare, Medicaid or any other public or private third-party payor has any claims for disallowance of costs against it. To Sunrise’s knowledge, Sunrise has not committed any violation of the Medicare and Medicaid fraud and abuse provisions of the Social Security Act, any similar state law or Title VI of the Civil Rights Act.

     4.16 Condemnation.

     Sunrise has not received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of the Facilities and, to Sunrise’s knowledge, no such condemnation proceeding is being considered.

     4.17 Condition of Property.

     To Sunrise’s knowledge, with regard to the Improvements, (i) there are no material structural defects, (ii) they are free of insect and rodent infestation, (iii) the roofs are free of active leaks, (iv) all mechanical and utility systems servicing the Improvements are in good condition and proper working order, free of material defects and, to Sunrise’s knowledge, in compliance with all applicable laws and codes. To Sunrise’s knowledge there are no violations of any applicable laws, orders or insurance underwriting guidelines relating to safety, structural, mechanical or other physical systems or portions of the Improvements, except to the extent such violation does not cause and is not reasonably expected to cause a material adverse effect on the income from such Improvements. To Sunrise’s knowledge, all the Personal Property is in good condition, working order and repair.

     4.18 Independent Facilities.

     To Sunrise’s knowledge, other than the Huntcliff IL Facility and the Huntcliff AL Facility, each Facility is an independent unit which as of the date hereof does not rely, and as of the Closing, will not rely on any facilities (other than the facilities of public utility, sewer and water companies) located on any property not included in such Facility (i) to fulfill any zoning, building code, or other municipal or governmental requirement, or (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to, electric, plumbing, mechanical, heating, ventilating and air conditioning systems. To Sunrise’s knowledge, other than the Huntcliff IL Facility and the Huntcliff AL Facility, which are located on adjacent parcels and were constructed as part of a single development, no building or other improvements not included in the Facilities relies on any part of the Facilities to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities.

     4.19 Full Disclosure.

     None of the representations or warranties in this Agreement by Sunrise, the descriptive information concerning the Owned Assets set forth in this Agreement, or, to Sunrise’s knowledge, any document, statement, certificate, schedule or other information furnished or to be furnished to Investor by Sunrise in connection with this Agreement, contains, or will as of each Closing Date, contain any untrue statement of a material fact or omit, or will as of each Closing Date omit, to state a material fact necessary to make the statements of fact contained therein not misleading.

     4.20 Utilities Access.

     Each Facility has adequate water supply, storm and sanitary sewer facilities, adequate access to telephone, gas and electricity connections, adequate fire protection, drainage, means of ingress and egress to and from public highways and, without limitation, other public utilities. To Sunrise’s knowledge, the parking facilities located on each Facility meet all applicable requirements imposed by applicable law or requisite exceptions, conditions, or variances to such laws. All such public utilities are installed and operating and all installation and connection charges have been paid in full and all such utilities are provided to each Facility either directly from an adjacent public right-of-way or through valid, recorded, insurable public or private easements. All streets and roads necessary for access to and full utilization of each of the Facilities, and every part thereof, have been built, completed, dedicated and accepted for maintenance and public use by the appropriate governmental authorities or are otherwise owned and maintained by local governments for public use. Sunrise has no knowledge of any fact or condition existing that would result or could result in the termination or reduction of the current access from the Facilities to the existing roads and highways or to sewer or other utility services presently serving the Facilities.

     4.21 Zoning.

     (a)  To Sunrise’s knowledge, other than the Huntcliff IL Facility, the use of each of the Facilities as assisted living/dementia facilities or independent living facilities, as applicable, together with the ancillary uses thereto, are permitted under the applicable municipal zoning ordinances, or special exceptions, variances, or conditions thereto, and the Facilities comply, to the extent required (and not waived or grandfathered), with all conditions, restrictions and requirements of such zoning ordinances and all amendments thereto. Sunrise has not received written notice that any Facility is in violation of any applicable zoning code or ordinance that has not been previously cured by Sunrise.

     (b)  The Huntcliff IL Facility is a condominium containing 248 condominium units, of which Sunrise owns 239 units. In addition, certain common areas have been converted for rental by third parties, bringing the number of separately rented apartments to a total of 254 apartments. The Facility is zoned for 248 units. Prior to the Closing Date for the Huntcliff IL Facility, Sunrise will take units numbered 103, 105, 225 and 552 out of service. In addition, two “hotel” type rooms will not be utilized pending resolution of the zoning issue. These arrangements will bring the Huntcliff IL Facility into compliance with current zoning limits. Sunrise will use commercially reasonable efforts, at its sole cost and expense, to have the applicable zoning regulations changed to permit the operation of not less than 254 residential apartments at the Huntcliff IL Facility, and it will keep such excess units out of service until such change is made. The Joint Venture acknowledges that such zoning change may not be obtained until March 2003. If the Huntcliff IL Facility is contributed to the Joint Venture, the Venture Agreement will be amended to provide that SALII will make payments to the Joint Venture to compensate the Joint Venture for the net revenue that would have been received by the Joint Venture had such excess units remained in service. Such payments shall be 93% of the following monthly amounts with respect to the units taken out of service:

Unit 103	$1,650
Unit 105	$1,700
Unit 225	$2,130
Unit 552	$2,525

     4.22 No Employees.

     None of the employees at the Facilities is employed by the Facility Owners and none of the employees at the Facilities are union labor. All such employees are employed by Manager or its Affiliates other than the Facility Owners. The Facility Owners do not now have, and at no time ever had, any employees. The Joint Venture will not take on any employee liability relating to a Facility after Closing for such Facility; all such liability will stay with the Manager and all employee costs at a Facility after the Closing for such Facility will be a Facility expense reimbursable to Manager under the Management Agreement.

     4.23 Taxes.

     Sunrise has accurately prepared and duly and timely filed (or has filed as part of a consolidated tax filing) all tax reports and returns required to be filed by the entities comprising “Sunrise” hereunder and, whether or not shown on such returns or reports to be due, has duly paid or provided for the payment of all taxes and other charges due or claimed to be due from such entities by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales, usages or payrolls of Sunrise); there are no tax liens upon any property or assets of Sunrise except liens for current taxes not yet due. Each of the Facilities is a separate, independent tax parcel consisting of the applicable tract of Land and the Improvements thereon. The federal income tax returns of Sunrise have not been audited or otherwise examined by the Internal Revenue Service within the past three years, and no state or local income, sales, use, or property tax returns of Sunrise have been audited or otherwise examined within the past three years. Sunrise has no notice of the pendency of any such audit or examination. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period and Sunrise has not filed any consent under Section 341(f) of the Code.

     4.24 Owned Assets.

     The Owned Assets (except Excluded Assets) constitute all real, tangible and intangible assets and property used or useful in the operation of the applicable Facilities as they have been operated by the Facility Owners. Sunrise or Manager is the Landlord under all leases and Resident Agreements relating to the applicable Facilities. Sunrise has not pledged or assigned its right with respect to any of the Resident Agreements, except for the collateral assignment thereof as security for the Senior Financing. The Facility Owners will not, as of Closing, own or hold an interest in any property, real or personal, tangible or intangible, except for the Owned Assets.

     4.25 Interests.

     SALII owns 100% of the membership interests in each Facility Owner, which is a limited liability company, as set forth in the Recitals. SALII owns all the general partnership interests, and SALI owns all the limited partnership interests, in each Facility Owner that is a limited partnership. All such interests are, or at the Closing Date will be, free and clear of all Liens and there are no outstanding options or other rights to purchase or otherwise acquire any membership or partnership interest in any of the Facility Owners.

     4.26 Title Encumbrances.

     Sunrise is not in default under any of its material obligations under any recorded agreement, easement or instrument encumbering title to any of the Facilities, and Sunrise has no knowledge of any material default on the part of any other party thereto.

     4.27 Affordable Housing Units.

     Exhibit I is a true and complete list of each unit within the Facilities (specifying the number of bedrooms in each unit) which is leased or reserved for lease as an affordable housing unit, or for low or moderate income residents. Exhibit I truly and correctly lists the number of units (and the number of bedrooms in each such unit) at the Facilities which may be required to be leased as an affordable housing unit, or for low or moderate income residents, pursuant to a presently existing agreement or requirement of law.

     4.28 No New Survey Matters.

     To Sunrise’s knowledge, since the dates of the as-built surveys for each of the Facilities provided to the Joint Venture by Sunrise, no new material survey matters have arisen in connection with any of the Real Property which would otherwise be required to be shown thereon under the applicable ALTA/ACSM standards used in preparing such surveys.

     4.29 Insolvency.

     Sunrise has not (i) commenced a voluntary case or had entered against it a petition for relief under any federal bankruptcy act or any similar petition order or to create under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or nonjudicial proceeding to hold, administer and/or liquidate all or substantially all of its assets, (iii) had filed against it any involuntary petition seeking relief under any federal or state law or statute relative to bankruptcy, insolvency or other relief to debtors which involuntary petition is not dismissed within sixty (60) days, or (iv) made a general assignment for the benefit of creditors.

     4.30 Rights of Others.

     No portion of any Owned Asset or interest in any Facility Owner is subject to any outstanding agreement of sale, options, right of first refusal or other rights of third parties to acquire any interest therein, except with respect to nine units at the Huntcliff IL Facility.

     4.31 Accuracy of Documents and Information.

     Sunrise has delivered or made available to the Joint Venture complete copies of all engineering reports, environmental reports and inspection reports delivered in connection with the placement of Senior Financing.

     4.32 Use of Property.

     Sunrise has not misrepresented any material fact which would prevent the Owned Assets from being operated after the date hereof in the manner in which the Owned Assets are currently being used and operated.

     4.33 Leases.

     There are no leases by Sunrise or any Facility Owner (as landlord) of any portion of the Owned Assets or leases of any equipment, vehicles, furniture or any other item of personal property used in connection with the Owned Assets, except for (i) the personal property leases set forth on Exhibit J attached hereto and incorporated herein by this reference, and (ii) the lease by the Joint Venture to Sunrise of certain space in the Huntcliff IL Facility described on Exhibit M attached hereto.

     4.34 Accuracy of Statements.

     Neither this Agreement nor any document, instrument, schedule, exhibit, statement, list, certificate or other information furnished or to be furnished to Investor in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not materially misleading.

     4.35 Personal Property.

     The items of Personal Property to be set forth in the inventory jointly prepared and initialed by the parties at each Closing will constitute all of the Personal Property located at the applicable Facilities and such Personal Property is adequate and sufficient to operate the applicable Facilities.

     4.36 Ownership.

     Sunrise or the Facility Owners own the Personal Property free and clear of all Liens, other than (i) the Lien that will be placed against the Owned Assets at the applicable Closing Date in connection with the Senior Financing and (ii) Liens securing de minimis financings affecting Personal Property.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE JOINT VENTURE

     The Joint Venture represents and warrants to Sunrise as follows:

     5.1 Organization and Good Standing.

     The Joint Venture is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Joint Venture has all requisite company power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted following each applicable Closing Date.

     5.2 Authorization and Binding Effect of Documents.

     The Joint Venture has all requisite power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the other Documents by the Joint Venture and the consummation by the Joint Venture of the transactions contemplated by this Agreement is duly authorized by all necessary company action on the part of the Joint Venture. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by the Joint Venture. To the best of the Joint Venture’s knowledge, this Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of the Joint Venture enforceable against the Joint Venture in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

     5.3 Absence of Conflicts.

     The execution, delivery and performance by the Joint Venture of this Agreement and the other Documents, and consummation by the Joint Venture of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the operating agreement of the Joint Venture, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Joint Venture is bound or affected, or any law, statute, rule, judgment, order or decree to which the Joint Venture is subject.

     5.4 Consents.

     The execution, delivery and performance by the Joint Venture of this Agreement and the other Documents, and consummation by the Joint Venture of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other person or entity.

     5.5 Broker’s or Finder’s Fees.

     No agent, broker, investment banker, or other person or firm acting on behalf of the Joint Venture and/or Investor or under its or their authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from the Joint Venture and/or Investor in connection with the transactions contemplated by this Agreement. The Joint Venture agrees to indemnify and hold Sunrise harmless from any Loss resulting from a breach of the representations and warranties set forth in this section. Notwithstanding the provisions of Article X below, such agreement to indemnify shall survive each Closing without limitation.

     5.6 Anti-Money Laundering Policy.

     The Joint Venture represents and warrants that it is committed to enforcing strict procedures to insure the integrity of this transaction and to assist in the global effort against money laundering and terrorism. Accordingly, the Joint Venture represents and warrants that it subscribes to and will continue to subscribe to the principles and procedures set forth on Exhibit K attached hereto.

     5.7 Representations of the Investor.

     The Joint Venture represents and warrants that the Investor has made the representations and warranties set forth in the Venture Agreement and that the Investor has not indicated to the Joint Venture or the managing member thereof that any of such representations or warranties is untrue in any material respect.

ARTICLE VI
OTHER COVENANTS

     6.1 Conduct of the Facility’s Business Prior to the Applicable Closing Date.

     Sunrise covenants and agrees that from the date hereof through the applicable Closing Date with respect to each Facility, unless the Joint Venture otherwise consents in writing (which consent shall not be unreasonably withheld), Sunrise and Manager shall:

     (a)  Operate the Facilities in the ordinary course of business, including (i) incurring expenses consistent with the past practices, (ii) making reasonable capital expenditures prior to the applicable Closing Date, but only in an amount consistent with past practices, and (iii) using commercially reasonable efforts to preserve the Facilities’ present business operations, organization and goodwill and its relationships with residents, customers, employees, advertisers, suppliers and other contractors.

     (b)  Operate the Facilities and otherwise conduct its business in all material respects in accordance with the terms or conditions of the Licenses, all applicable rules and regulations of the relevant State, and to the best of its knowledge all other rules, regulations, laws and orders of all governmental authorities having jurisdiction over any aspect of the operation of such Facilities and all applicable insurance requirements.

     (c)  Maintain their books and records in accordance with GAAP on a basis consistent with prior periods.

     (d)  Timely comply in all material respects with all Facility Agreements.

     (e)  Not sell, lease, grant any rights in or to or otherwise dispose of, or agree to sell, lease, grant any rights in or to or otherwise dispose of, any of the Owned Assets, except for dispositions of assets that (A) are in the ordinary course of business and (B) if material, are replaced by similar assets of substantially equal or greater value and utility.

     (f)  Maintain the FF&E and Personal Property currently in use in reasonably good operating condition and repair, except for ordinary wear and tear, in a manner consistent with past practices.

     (g)  Not enter into any Resident Agreements except at rental rates, term duration and on other terms and conditions consistent in all material respects with the existing Resident Agreements for the applicable Facility, as set forth in the Rent Rolls attached to this Agreement.

     (h)  Not make any alterations or improvements to any Facility or make any capital expenditure with respect to any Facility, except as described in Section 6.1(a)(ii) above.

     (i)  Not enter into any Facility Agreements which call for annual payments in excess of $20,000.00 or for a term in excess of one year, unless the applicable Facility Agreement can be terminated by the Facility Owner upon not more than sixty (60) days prior written notice without the payment of any termination fee or penalty payment.

     (j)  Promptly furnish to the Joint Venture a copy of any written notice (i) Sunrise receives from any governmental authority of any eminent domain or condemnation action against the Owned Assets or any material violation of any law, rule, code, regulation or ordinance; or (ii) of default given or received by Sunrise prior to the applicable Closing Date.

     6.2 Notification of Certain Matters.

     Sunrise shall give prompt notice to the Joint Venture, and the Joint Venture shall give prompt notice to Sunrise, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof through the applicable Closing Date with respect to the applicable Facility, and (ii) any failure on their respective parts to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.

     6.3 Title; Additional Documents.

     At each Closing, the applicable Facility Owners shall own the Owned Assets free and clear of any Liens except Permitted Exceptions and the Senior Financing. At each Closing, all warranties and guaranties relating to the Facilities subject to such Closing shall be held and owned by the Facility Owners, but will be transferred to the Joint Venture pursuant to an Assignment of Warranties and Guaranties to be executed at each Closing. Sunrise shall execute or cause to be executed such documents, in addition to those delivered at the applicable Closing, as may be necessary to confirm in the Joint Venture good and marketable leasehold title to the Facilities and to carry out the purposes and intent of this Agreement, to include the issuance of a title policy with the customary zoning endorsement.

     6.4 Other Consents.

     Sunrise shall use reasonable efforts to obtain the consents or waivers to the transactions contemplated by this Agreement required under any Facility Agreements or other third party agreements; provided that Sunrise shall not be required to make any financial accommodation to a third party in order to obtain any such consent or waiver (other than payment of any amount otherwise due such third party) and in the event that Sunrise is unable to obtain a material consent, the Joint Venture shall not be obligated to close on such Facility.

     6.5 Inspection and Access.

     Sunrise and Manager shall, commencing on the date of this Agreement, open the assets, books, accounting records, correspondence and files of Sunrise (to the extent related to the operation of the Facilities) for examination by the Joint Venture, its members and their officers, attorneys, accountants and agents, with the right to make copies of such books, records and files or extracts therefrom. Such access will be available to the Joint Venture during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of the applicable Facilities. All requests for access shall be made to Daniel B. Gorham, Jay Beckhorn or Douglas Bath on behalf of Sunrise. As and when Sunrise prepares the same for its own purposes (which preparation shall be consistent in terms of timing with Sunrise’s past practices), Sunrise will furnish to the Joint Venture, certified by a

Responsible Party, unaudited financial statements of Sunrise for the periods from and after the date of the Balance Sheet prepared in a manner consistent with the Balance Sheet. Sunrise will make available to the Joint Venture such additional financial and operating data and other available information regarding the Facilities and the Owned Assets as the Joint Venture may reasonably request.

     6.6 Confidentiality; Exclusivity.

     The members of the Joint Venture shall enter into a confidentiality agreement (the “Confidentiality Agreement”), in the form of Exhibit L attached hereto. The members of the Joint Venture will use their best efforts to comply with the terms of the Confidentiality Agreement. For the period following the date hereof through the applicable Closing or the earlier termination of this Agreement, Sunrise shall negotiate exclusively with the Joint Venture and shall not solicit or seek offers or expressions of interest with respect to any of the Facilities from any party other than the Joint Venture.

     6.7 Publicity.

     Sunrise, the Joint Venture and the Investor agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any of such parties without the prior written consent of each of such other parties, except as required by law or applicable regulations.

     6.8 Material Adverse Change.

     The Joint Venture and Sunrise will promptly notify the other party of any event of which the Joint Venture or Sunrise, as the case may be, obtains knowledge which has had or could reasonably be expected to have a Material Adverse Effect.

     6.9 Health Department Reports.

     Sunrise shall file, on a current and timely basis and in all material respects in a truthful and complete fashion until the applicable Closing Date, all reports and documents required to be filed with all relevant health departments with respect to the Facilities.

     6.10 Tax Returns and Payments.

     Sunrise will timely file with the appropriate governmental agencies all Tax Returns required to be filed by Sunrise prior to Closing and timely pay all Taxes reflected on such Tax Returns as owing by Sunrise or its Affiliates.

     6.11 Post-Closing Obligation of Sunrise.

     If required by the applicable State licensing agencies in connection with the execution of the Lease Documentation contemplated by this Agreement, following Closing, Sunrise shall use, and shall cause Manager to use diligent efforts to have the Licenses reissued in accordance with Section 7.6 of this Agreement. This covenant of Sunrise shall survive Closing indefinitely.

     6.12 Senior Financing.

     Sunrise will endeavor to close or have in place on each Closing Date permanent Senior Financing in an Islamically acceptable form on all Facilities to be transferred on such Closing Date. All such financing shall be acceptable to the Joint Venture. The Senior Financing may involve a financing secured by a single asset or a financing that is cross-collateralized and cross-defaulted among a series of assets. The Senior Financing may be at a fixed rate or floating rate, provided that any floating rate financing may include a hedge mechanism. The aggregate Senior Financing secured by all Facilities shall be approximately seventy percent (70%) of the aggregate Agreed Value of the Facilities as shown on Exhibit B attached hereto. If and to the extent that Sunrise is unable to place acceptable Senior Financing prior to the applicable Closing Date, Sunrise shall provide temporary financial support to secure the Senior Financing or shall arrange for alternative temporary financing. Any such arrangement is subject to the approval of Sunrise and the Joint Venture.

     6.13 SALI Financing. SALI may provide unsecured financing for a Facility in addition to the Senior Financing for such Facility (i) if required to do so by the Senior Financier for such Facility or (ii) if the Senior Financing for such Facility is less than sixty-five percent (65%) of the aggregate Agreed Value of the Facilities which would be owned by the Joint Venture after closing on such Facility. If SALI is required by a Senior Financier to provide unsecured financing in relation to a Facility, the amount of such financing provided by SALI shall not exceed the amount permitted by the Senior Financier. If the Senior Financing for the Facilities in a particular Closing combined with Facilities previously closed is less than sixty-five percent (65%) of the aggregate Agreed Value of such Facilities, SALI may provide unsecured financing in relation to such Facilities in an amount such that the total of the Senior Financing for such Facilities and the unsecured financing provided by SALI is not less than sixty-five percent (65%) of the aggregate Agreed Value of such Facilities. SALI has agreed to provide such unsecured financing to Sunrise Orchard in the amount of $1,289,634 and to Sunrise Fair Oaks in the amount of $1,120,651. Additional unsecured financing to be provided by SALI, if any, shall be determined prior to the future Closing Dates.

ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATION OF
THE JOINT VENTURE TO CLOSE

     The Joint Venture’s obligation on each Closing Date accept a beneficial ownership interest in the applicable Facilities subject to such Closing Date pursuant to the terms of this Agreement is subject to the satisfaction of each of the following conditions, unless waived by the Joint Venture in writing:

     7.1 Accuracy of Representations and Warranties; Closing Certificate.

     (a)  The representations and warranties of Sunrise contained in this Agreement or in any other Document shall be true and correct in all material respects on the date hereof, and at the applicable Closing Date with same effect as though made at such time except for changes permitted hereunder.

     (b)  Sunrise shall have delivered to the Joint Venture on the applicable Closing Date a certificate that the conditions specified in Sections 7.1(a) and 7.2 are satisfied as of the applicable Closing Date.

     7.2 Performance of Agreement.

     Sunrise shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the applicable Closing Date.

     7.3 Title Insurance and Survey.

     (a)  The parties have ordered commitments for leasehold owner’s policies of title insurance (the “Title Commitments”) issued by First American Title Insurance Company — Washington, D.C. National Business Office (“Title Insurer”) covering each parcel of Real Property, in which the Title Insurer shall agree to insure, in such amount as Investor deems adequate, merchantable title to the leasehold interest created by the Lease Documentation in the name of the Joint Venture, free from the Schedule B standard printed exceptions and all other exceptions except Permitted Exceptions (as defined below) with such endorsements as the Joint Venture shall reasonably require (to include a zoning and a non-imputation endorsement) and with insurance coverage over any “gap” period. Such Title Commitments shall have attached thereto complete, legible copies of all instruments noted as exceptions therein. The Joint Venture shall pay any and all costs and expenses related to the title insurance, including all search fees, closing fees and the premium for the policy issued pursuant to the Title Commitments.

     (b)  If (1) the Title Commitments reflect any exceptions to title other than Permitted Liens which are not acceptable to the Joint Venture, or (2) the Survey delivered to the Joint Venture pursuant to Section 7.3(d) below discloses any state of fact not acceptable to the Joint Venture, or (3) at any time prior to the Closing, title to the Real Property is encumbered by any exception to title other than Permitted Liens which was not on the initial Title Commitments and is not acceptable to the Joint Venture (any such exception or unacceptable state of fact being referred to herein as a “Title Defect”), then the Joint Venture shall, on or before the later of the end of the Due Diligence Period or ten (10) days following receipt of the Title Commitments or discovery of the Title Defect, as the case may be, give Sunrise written notice of such Title Defect (the “Title Notice”). Such Title Notice shall include a copy of the relevant Title Commitment and copies of the exceptions. Any exception to title to the Real Property that is (i) disclosed in the Title Commitment, or (ii) identified on a Survey, which, in either case, is not identified as a Title Defect in the Title Notice, shall be deemed to be a “Permitted Exception” for purposes of this Agreement. Sunrise shall have the right, but not the obligation, within ten (10) days after receipt of any such Title Notice, to notify the Joint Venture that Sunrise will take the action necessary to remove such Title Defect. If Sunrise elects to so notify the Joint Venture, then, on or before the Closing for the affected Facility, Sunrise shall provide the Joint Venture with reasonable evidence of such removal or provide title insurance over such Title Defect in form satisfactory to the Joint Venture. Notwithstanding anything contained herein to the contrary, Sunrise shall be obligated (or shall cause its Affiliates) to expend whatever sums and take whatever other steps are required to cure the following Title Defects prior to, or at, the Closing:

             (i) All mortgages, security deeds, other security instruments or other monetary liens encumbering the Real Property, other than the Senior Financing;

             (ii) All past due ad valorem taxes and assessments of any kind, whether or not of record, which constitute, or may constitute, a lien against the Real Property; and

             (iii) Judgments against Sunrise (which do not result from acts or omissions on the part of Investor) which have attached to and become a lien against the Real Property.

     (c)  In the event Sunrise does not notify the Joint Venture, within such ten (10) day period, that Sunrise will cure any Title Defect, the Joint Venture shall have the option to (i) waive any Title Defect and proceed to Closing for such Facility or (ii) delete such Facility from this Agreement. If Sunrise notifies the Joint Venture that Sunrise will cure any Title Defect but fails to do so, or if Sunrise is obligated to cure a Title Defect pursuant to subparagraph (b) above and fails to do so, the Joint Venture shall have the right, in addition to the rights described in the preceding sentence, to: (x) have the Investor pay a sum on behalf of the Joint Venture (up to a maximum of $10,000 per Facility) necessary to cure the Title Defect and have the Investor deduct such amount from the Contribution to be made by the Investor on the relevant Closing Date, or (y) pursue any and all remedies provided in Section 11.2 of this Agreement as a result of Sunrise’s default. Such maximum sum shall not apply in the case of liens of a liquidated amount that are not being disputed by Sunrise.

     (d)  Within five (5) days after the execution of this Agreement, Sunrise, at its expense (to be reimbursed by the Joint Venture at the Closing for the relevant Facility if such Closing takes place), may order boundary surveys for each parcel of the Real Property (the “Survey” or “Surveys”) prepared by a registered land surveyor or surveyors satisfactory to the Joint Venture. The Surveys, if they are ordered, shall (1) be completed in accordance with reasonable survey requirements, and shall be certified to Sunrise, the Joint Venture, and the Title Insurer by such surveyor; (2) have one perimeter description for the Real Property on which each of the applicable Facilities are located; (3) show all easements, rights-of-way, setback lines, encroachments and other matters affecting the use or development of the Real Property; and (4) disclose on the face thereof the gross and net acreage of each parcel of Real Property.

     (e)  At Closing, the Title Insurer shall be prepared to issue Title Policies in accordance with the Title Commitments, with all endorsements (to include zoning endorsements) included and with coverage over any “gap” period.

     7.4 Other Inspections.

     During the Due Diligence Period and any due diligence period applicable to a Replacement Facility, at reasonable times and upon reasonable notice, the Joint Venture or its agent(s), consultants or other retained professionals shall have the right, at the Joint Venture’s expense, to perform or complete such inspections and assessments of the Real Property and Improvements (all Facilities other than the Orchard Facility and the Fair Oaks Facility) as the Joint Venture deems necessary or desirable, including, without limitation, environmental and structural aspects, and assessments of the compliance of such Facilities with all applicable laws and regulations. The Joint Venture shall cause its inspectors and/or consultants to deliver to

Sunrise a copy of each such inspection report at the time such report(s) are delivered to the Joint Venture. A failure by the Joint Venture to perform any inspections or assessments shall not relieve the Joint Venture of its obligations under this Agreement.

     7.5 Delivery of Closing Documents.

     Sunrise shall have delivered or caused to be delivered to the Joint Venture on the applicable Closing Date each of the documents required to be delivered pursuant to Section 9.2.

     7.6 Licenses.

     If any change in the Licenses is required under applicable law in connection with the transactions contemplated by this Agreement, then the Facility Owners shall timely file any required application with the applicable health department, and the appropriate Licenses shall have been issued or governmental assurances acceptable to the Joint Venture shall have been received that operations at the Facilities may continue without disruption. Sunrise shall have provided outside counsel opinions in a form satisfactory to the Joint Venture, with respect to those Facilities for which a License is not yet in place, regarding the validity of operating such Facilities under the new Joint Venture structure prior to the issuance of a new License.

     7.7 Management Agreements.

     The execution and delivery by Manager and the Joint Venture (or, in the case of the Fair Oaks Facility, its wholly-owned subsidiary) of a mutually acceptable Management Agreement for the operation of each of the applicable Facilities, in the form of Exhibit D attached hereto.

     7.8 Shari’ah Committee Approval.

     The structure, documentation, terms and the form of the transactions contemplated by this Agreement and the Venture Agreement has been approved by Investor’s Shari’ah committee.

     7.9 Reliance Letters.

     As a condition precedent to each Closing, Sunrise shall have provided or caused to be provided to the Joint Venture letters from the providers of third party environmental reports, physical condition reports and appraisals entitling the Joint Venture and the Investor to rely on such reports.

     7.10 Zoning Compliance Letters.

     As a condition precedent to closing, Sunrise shall have provided or caused to be provided to the Joint Venture, where available, current zoning compliance letters or local counsel zoning opinions for the Facilities.

     7.11 Closing Requirements Items.

     (a)  The following closing requirement items with respect to the Extended Facilities are to be satisfied by Sunrise (such satisfaction to be acceptable to the Joint Venture in its sole discretion) prior to the applicable Closing Date as a condition precedent to Closing on the Facility indicated:

             (i) Wooster Facility – (1) confirmation that the apartment building(s) owned by Sunrise Wooster adjacent to the Wooster Facility are on a separately subdivided parcel of land and (2) either (A) Sunrise shall have bought out the ground lease for the land on which the Wooster Facility is situated at its sole cost and expense or (B) Sunrise shall have obtained an amendment to such ground lease splitting it into separate ground leases for the land on which the Wooster Facility is situated and the land on which the adjacent apartment building(s) are situated. If Sunrise proceeds with obtaining a separate ground lease for the land on which the Wooster Facility is situated, the Agreed Value of the Wooster Facility shall be adjusted downwards, based on a 10.75% cap rate, to take into account the reduction in the net operating income of the Wooster Facility resulting from the anticipated average annual rent and other amounts required to be paid under such separate ground lease for the estimated six year term of the Joint Venture.

             (ii) Baton Rouge – correction of the structural settling of the Baton Rouge Facility or a determination by the Joint Venture that Sunrise is in the process of correcting such structural settling.

             (iii) Arlington Facility – (1) remediation of the existing environmental issue identified in the reports and memoranda prepared by Jaworski Geotech, Inc. such that a financier is willing to provide financing to Sunrise Arlington to be secured by the Arlington Facility and (2) the receipt of necessary documentation from the Commonwealth of Massachusetts that the original environmental issue relating to the land which Sunrise remediated prior to the purchase of the property has been resolved.

             (iv) Huntcliff IL Facility and Huntcliff AL Facility – (1) the removal of units from the Huntcliff IL Facility as described in Section 4.21(b), SALI entering into the payment arrangements with the Joint Venture described in such Section and delivery by Sunrise to the Joint Venture of a legal opinion to the effect that the removal of units described in Section 4.21(b) place the Huntcliff IL Facility in compliance with all zoning regulations and (2) either (x) providing the State of Georgia with proper and adequate documentation of the action plan, acceptable to the State of Georgia and the Joint Venture, to be undertaken to remedy the environmental situation at the Huntcliff IL Facility and the Huntcliff AL Facility or (y) delivery to the Joint Venture of an environmental analysis by an independent environmental engineer or consultant confirming that the environmental condition at such two Facilities does not require the submission of such documentation and action plan to the State of Georgia.

     (b)  If any of the conditions specified in Section 7.11(a) are not satisfied on or prior to the Closing Date for such Facility in a manner satisfactory to the Joint Venture in its sole discretion, the Joint Venture shall have the right to defer the Closing of such Facility to a date mutually acceptable to Sunrise and the Joint Venture (but not later than March 31, 2003) or to delete such Facility from this Agreement and, subject to Section 3.2, replace such Facility with a Replacement Facility in accordance with the procedures specified in Section 3.2. In the event that a Replacement Facility is substituted for such deleted Facility, the closing for such Replacement Facility shall occur reasonably soon after the completion of the Joint Venture’s satisfactory due diligence on such Replacement Facility on a date mutually acceptable to Sunrise and the Joint Venture.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATION OF SUNRISE TO CLOSE

     The obligations of Sunrise to transfer the interests in the Facilities to the Joint Venture and to close the transactions contemplated in this Agreement pursuant to the terms of this Agreement are subject to the satisfaction, on or prior to the applicable Closing Date, of each of the following conditions, unless waived by Sunrise in writing:

     8.1 Accuracy of Representations and Warranties.

     (a)  The representations and warranties of the Joint Venture contained in this Agreement shall be true and correct in all material respects on the date hereof and at the applicable Closing Date with the same effect as though made at such time, except for changes that are not materially adverse to Sunrise.

     (b)  The Joint Venture shall have delivered to Sunrise on the applicable Closing Date a certificate that the conditions specified in Sections 8.1(a) and 8.2 are satisfied as of the applicable Closing Date.

     8.2 Performance of Agreements.

     The Joint Venture shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the applicable Closing Date and the Investor shall have performed in all material respects all of its covenants, agreements and obligations required by the Venture Agreement to be performed or complied with by it prior to or upon the applicable Closing Date.

     8.3 Licenses.

     If any change in the Licenses is required under applicable law in connection with the execution of the Lease Documentation by the Facility Owners, as contemplated by this Agreement, and the Facility Owners have timely filed an application with the applicable health departments, the appropriate Licenses shall have been issued or appropriate assurance received that operations at the Facilities may continue without disruption.

     8.4 Management Agreement.

     The execution and delivery by Manager and the Joint Venture of the Management Agreement for the operation of each of the applicable Facilities.

     8.5 Delivery of Closing Documents.

     The Joint Venture shall have delivered or caused to be delivered to Sunrise on the applicable Closing Date each of the Documents required to be delivered pursuant to Section 9.3.

ARTICLE IX
CLOSING

     9.1 Time and Place.

     (a)  Closing of the transfer of interests in the First Closing Facilities pursuant to this Agreement (the “First Closing”) shall take place through escrow with the Title Insurer no later than September 30, 2002 (the “First Closing Date”). Time is of the essence of the terms of this Section.

     (b)  Closing of the transfer of interests in the Second Closing Facilities pursuant to this Agreement (the “Second Closing”) shall take place through escrow with the Title Insurer no later than December 13, 2002 (the “Second Closing Date”), time being of the essence.

     (c)  Closing of the transfer of interests in the Third Closing Facilities pursuant to this Agreement (the “Third Closing”) shall take place through escrow with the Title Insurer no later than January 15, 2003 (the “Third Closing Date”).

     9.2 Documents to be Delivered to the Joint Venture by Sunrise.

     At each Closing, Sunrise shall deliver or cause to be delivered to the Joint Venture the following, in each case in form and substance reasonably satisfactory to the Joint Venture:

     (a)  Governmental certificates, dated as of a date as near as practicable to the applicable Closing Date, showing that (i) each entity defined herein as “Sunrise,” is in good standing in the state of organization of such entity, and (ii) each Facility Owner is in good standing in the state of its organization and qualified to do business in the state in which the applicable Facility it owns is located.

     (b)  A certificate of the Secretary or Assistant Secretary of SALII attesting as to the incumbency of each officer of SALII who executes this Agreement and any of the other Documents, certifying that resolutions and consents necessary for SALII to act in accordance with the terms of this Agreement have been adopted or obtained (with copies thereof attached) and to similar customary matters.

     (c)  A Management Agreement for each Facility subject to such Closing.

     (d)  The certificate described in Section 7.1(b).

     (e)  A true, correct and complete Rent Roll certified by an officer of SALII for each Facility subject to such Closing, listing each resident as of the applicable Closing Date, the unit, bed or room number of such resident, and the amount of the monthly fees to be paid by such resident (including room, meal and other applicable monthly fees), the amount of security deposit, if any, the date of Resident Agreement and the expiration date of such Resident Agreement.

     (f)  An indemnity agreement from Sunrise (unlimited in amount and duration), in form satisfactory to the Joint Venture, indemnifying the Joint Venture from any and all claims,

liabilities, obligations, damages or expenses that may have existed or which arise out of events that occurred prior to Closing with respect to the Facility Owners or the Facilities, except for liabilities accruing under the Owner Obligations on or after the Proration Date; and

     (g)  All Lease Documentation, duly executed by the SPVs.

     (h)  Such additional information and materials as the Joint Venture shall have reasonably requested to evidence the satisfaction of the conditions to its obligations hereunder, including without limitation, evidence that all consents and approvals required as a condition to Investor’s obligation to close hereunder have been obtained, title affidavits, such affidavits and indemnities as the Title Insurer may require to issue the Title Insurance policies, and any other documents expressly required by this Agreement to be delivered by Sunrise at Closing, or as may be required by the Title Insurer.

     (i)  The Owned Assets in accordance with Article II.

     (j)  A Foreign Investment in Real Property Tax Act affidavit executed by Sunrise.

     (k)  The Title Policies together with non-imputation and zoning endorsements.

     (l)  Authority documentation evidencing authority for the transactions contemplated hereby as shall be required by the Title Company.

     (m)  Any additional documents that the Title Insurer may reasonably require in connection with the transfers of membership interests or real property interests contemplated by the Agreement and the issuance of an Owner’s Title Insurance Policy (the “Title Policy”) for each applicable Facility for which title is so transferred in an amount equal to the applicable Agreed Value with extended coverage and subject only to the Permitted Exceptions.

     9.3 Deliveries to Sunrise by the Joint Venture.

     At each Closing, the Joint Venture shall deliver or cause to be delivered to Sunrise or other appropriate party the following, in each case in form and substance reasonably satisfactory to Sunrise or such other party:

     (a)  Governmental Certificates dated as of a date as near as practicable to the applicable Closing Date showing that Investor is duly organized and in good standing in the State of Delaware.

     (b)  A certificate of the Secretary or Assistant Secretary of Investor attesting as to the incumbency of each Officer of Investor who executes this Agreement and any of the other Documents and to similar customary matters.

     9.4 Closing Costs.

     All costs relating to the Senior Financing including any up front arrangement, commitment or origination fees, legal fees and due diligence expenses of the financier providing the Senior Financing shall be borne by the Joint Venture or reimbursed by the Joint Venture to the Facility Owners or the Underlying Interest Owners, provided that all such costs relating to the Senior Financing for the First Closing Facilities shall be paid by Sunrise. With respect to each Facility, all costs of the Title Insurer to insure title, and the cost of leasehold owner’s title insurance policies shall be paid by the Joint Venture, and all county or state transfer or recording taxes, if any, will be paid by either the Joint Venture or Sunrise in accordance with the custom and practice in the jurisdiction in which each Facility is located. All items described in Section 2.5 above shall be prorated between the Joint Venture and Sunrise as of the applicable Closing Date.

ARTICLE X
INDEMNIFICATION

     10.1 Survival.

     All representations, warranties, covenants and agreements in this Agreement or any other Document shall survive the Closing. The rights to indemnification set forth in this Article X shall be exclusive of all other rights to monetary damages that any party (or the party’s successors or assigns) would otherwise have by statute or common law in connection with the transactions contemplated by this Agreement or any other Document. Notwithstanding anything to the contrary herein, if (a) the Joint Venture is notified of the untruth of any representation or warranty made by Sunrise hereunder by (i) written notice from Sunrise (which notice shall refer to the representation or warranty which is untrue) or (ii) the professional written reports and studies prepared by the Joint Venture as part of the Joint Venture’s due diligence, and (b) the Joint Venture nevertheless elects to close under this Agreement, then the Joint Venture shall be deemed to have waived the breach in question and shall not assert any post-closing claim against Sunrise with respect to that breach. However, if Sunrise first notifies the Joint Venture or the Joint Venture learns of any such untruth after the end of the Due Diligence Period, such development shall be deemed a material default by Sunrise and, if the Joint Venture elects to terminate this Agreement, the Joint Venture shall be entitled to liquidated damages, as provided in Section 11.2(a)(i) below.

     10.2 Indemnification by Sunrise.

     Sunrise shall indemnify, defend, and hold harmless Investor, the Joint Venture, and their respective officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any of the following:

     (a)  Any breach by Sunrise of any of its representations, warranties, covenants or agreements in this Agreement or any other Document; or

     (b)  Any obligation, indebtedness or liability of Sunrise other than (i) the Owner Obligations and (ii) obligations, indebtedness or liabilities to the extent a reduction is made to the Contribution pursuant to Section 2.5. Subject to the foregoing clauses (i) and (ii), the obligations, indebtedness and liabilities of Sunrise hereunder shall include, but not be limited to, (a) claims by state or federal governmental agencies for payment of claims for reimbursement of costs, regardless of whether disclosed to Investor and regardless whether constituting a breach by

Sunrise of any representation, warranty, covenant or agreement hereunder or under any other Document, including any claims relating to liability or responsibility under any environmental law and (b) all claims and causes of action held by Sunrise against third parties in relation to a Facility, or held by any third party against Sunrise in relation to a Facility, which claims or causes of action accrued prior to the Closing Date for such Facility, regardless of whether constituting a breach by Sunrise of any representation, warranty, covenant, or agreement hereunder.

     10.3 Administration of Indemnification.

     For purposes of administering the indemnification provision set forth in Section 10.2, the following procedure shall apply:

     (a)  Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the “Indemnified Party”) shall reasonably promptly give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

     (b)  In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld. If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of Clause (i) of the preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

     (c)  If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

     (d)  Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim (if given prior to expiration of any applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay.

     (e)  The provisions of Sections 10.2 and this Section 10.3 shall survive the Closing hereunder indefinitely.

ARTICLE XI
DEFAULT AND TERMINATION

     11.1 Right of Termination During Due Diligence Period.

     This Agreement may be terminated (i) as provided in Section 3.2, during the Due Diligence Period for any reason or no reason, (ii) for failure of any of the conditions set forth in Article VII to occur, or (iii) as otherwise permitted by this Agreement.

     11.2 Remedies upon Default.

     (a)  If Sunrise defaults on any of its material obligations hereunder, the Joint Venture may, as its sole remedy hereunder, by serving notice in writing to the Sunrise in the manner provided in this Agreement, either:

             (i) Terminate this Agreement and declare it null and void, whereupon Sunrise shall promptly pay to the Joint Venture and the Investor all of their respective actual costs and expenses, including attorney’s fees, incurred with the transactions contemplated herein and in the Venture Agreement as agreed and liquidated damages, and as the sole legal or equitable remedy for Sunrise’s default, Sunrise, the Investor and the Joint Venture hereby acknowledging and agreeing that the damages which the Joint Venture and the Investor would suffer as a result of such default and termination would be difficult, if not impossible, to determine and that the liquidated damages provided for herein are a fair and reasonable estimation of such damages; or

             (ii) Waive any such conditions, title objections or defaults and consummate the transaction contemplated by this Agreement in the same manner as if there had been no title objections, conditions or defaults without any reduction in the Contribution to be made on any Closing Date and without any further claim against Sunrise therefor.

     (b)  If the Joint Venture materially defaults on any of its obligations hereunder, including, without limitation, the obligation to make the Contribution on or before the applicable Closing Date, time being of the essence, then Sunrise may as its sole legal and equitable remedy hereunder, recover all its actual costs and expenses, including attorneys’ fees, incurred with the transactions contemplated herein and in the Joint Venture as agreed and liquidated damages, the Joint Venture, the Investor and Sunrise hereby acknowledging and agreeing that the damages which Sunrise would suffer as a result of such default and termination would be difficult, if not impossible, to determine and that the liquidated damages provided for herein are a fair and reasonable estimation of such damages.

     11.3 No Specific Performance.

     The Investor and the Joint Venture specifically agree that the Joint Venture shall not be entitled, in the event of a breach by Sunrise, to enforcement of this Agreement by a decree of specific performance or injunctive relief requiring Sunrise to fulfill its obligations under this Agreement. The Investor and the Joint Venture hereby knowingly and intentionally waive any such right of specific performance or injunctive relief in favor of the Joint Venture’s right to recover liquidated damages as set forth in Section 11.2(a) above for Sunrise’s breach.

     11.4 Obligations Upon Termination.

     Upon termination of this Agreement, each party shall thereafter remain liable for breach of this Agreement prior to such termination. If this Agreement is terminated without any breach by either party hereto, each of the parties shall be liable and responsible for any costs incurred by such party in connection with the transactions contemplated by this Agreement.

     11.5 Termination Notice.

     Each notice given by a party to terminate this Agreement shall specify the Subsection of Article XI pursuant to which such notice is given. If at the time a party gives a termination notice, such party is entitled to give such notice pursuant to more than one Section of Article XI, the Subsection pursuant to which such notice is given and termination is effected shall be deemed to be the section specified in such notice, provided that the party giving such notice is at such time entitled to terminate this Agreement pursuant to the specified section.

     11.6 Survival.

     Notwithstanding anything to the contrary contained herein upon the expiration or any termination of this Agreement the rights and obligations of the parties under Section 6.6 and Section 6.7 shall survive such termination or expiration for a period of one (1) year.

ARTICLE XII
TRANSITIONAL MATTERS

     12.1 Prior to Closing.

     Upon a written request from the Joint Venture or Sunrise, the parties shall conduct meetings with residents, families of residents and employees of Manager for the purpose of explaining as the parties hereto deem reasonably necessary any changes resulting from the Lease Documentation or in the operation of the Facilities arising out of the transactions contemplated hereby.

ARTICLE XIII
MISCELLANEOUS

     13.1 Further Actions.

     From time to time before, at and after each Closing, each party, at its expense and without further consideration, will execute and deliver such documents as reasonably requested by the other party in order more effectively to consummate the transactions contemplated hereby.

     13.2 Notices.

     All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

     (a)  If to the Joint Venture, to:

US Assisted Living Facilities II, Inc. c/o Crescent Capital Investments Inc. 75 Fourteenth Street Atlanta, Georgia 30309 Attention: C. MacLaine Kenan Telephone: 404-920-9046 Facsimile: 404-920-9001

            with a copy to:

King & Spalding 1185 Avenue of the Americas New York, New York 10036 Attention: Isam Salah, Esq. Telephone: 212-556-2140 Telecopier: 212-556-2222

     (b)  If to Sunrise, to:

Sunrise Assisted Living, Inc. 7902 Westpark Drive McLean, Virginia 22102 Attention: Daniel B. Gorham Executive Vice President Telephone: 703-744-1632 Telecopier: 703-744-1645

     with copies to:

Sunrise Assisted Living, Inc. 7902 Westpark Drive McLean, Virginia 22102 Attention: Susan L. Timoner, Esq. Telephone: 703-744-1878 Telecopier: 703-744-1885

     and to:

Watt, Tieder, Hoffar & Fitzgerald, L.L.P. 7929 Westpark Drive, Suite 400 McLean, Virginia 22102 Attention: Wayne G. Tatusko, Esq. Telephone: 703-749-1088 Telecopier: 703-356-5388

or such other address as a party may from time to time notify the other party in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if delivered by courier, on the date received.

     13.3 Entire Agreement.

     This Agreement, Exhibits and the other Documents constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

     13.4 Binding Effect; Benefits.

     Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     13.5 Assignment.

     Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Sunrise or the Joint Venture.

     13.6 Governing Law; Waiver of Jury Trial.

     This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its principles of conflicts of laws,

provided, however, that, in the event Sunrise or Investor breach this agreement and such breach relates to a particular Facility, neither Sunrise nor Investor shall be precluded from exercising any rights or remedies which it may have under the laws of the jurisdiction in which such Facility is located. Each party hereby waives its right to trial by jury in connection with any dispute between any of the parties to this Agreement arising out of this Agreement or the rights or obligations of the parties hereunder.

     13.7 Amendments and Waivers.

     No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

     13.8 Severability.

     Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

     13.9 Headings.

     The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     13.10 Counterparts.

     This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

     13.11 References.

     All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

     13.12 Exhibits.

     Unless otherwise specified herein, each Exhibit referred to in this Agreement is attached hereto, and each such Exhibit is hereby incorporated by reference and made a part hereof as if fully set forth herein.

     13.13 Attorneys’ Fees.

     In the event Sunrise or the Joint Venture bring an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to court. For purposes of this Agreement, “prevailing party” shall mean, in the case of a person asserting a claim, such person is successful in obtaining substantially all of the relief sought, and in the case of a person defending against or responding to a claim, such person is successful in denying substantially all of the relief sought.

     13.14 Section 1031 Exchange; Tax Matters.

     The parties agree and understand that, if requested by either party, the other party shall cooperate in permitting the requesting party to accomplish an exchange under Section 1031 of the Code; provided, however, that such exchange shall not modify any terms of this Agreement, shall not delay Closing, shall not relieve Sunrise of any liability for Sunrise’s obligations hereunder, shall not cause the Joint Venture or Investor to incur any liability or additional expense therefor or be required to take title to any other property, and shall not cause the Joint Venture or Investor (except for customary consent to assignment of this Agreement to an exchange intermediary) to incur obligations to any third parties. The Joint Venture and Investor shall cooperate with Sunrise in all reasonable respects, subject to Shari’ah compliance, to reduce or defer income taxes and recordation taxes imposed in connection with the transactions contemplated hereby.

     13.15 Closing Affidavits.

     Sunrise shall execute, and shall cause its Affiliates to execute, at each Closing, such affidavits and/or certifications as may be necessary to consummate the transactions contemplated hereby.

     13.16 Joint and Several.

     Each of the parties defined as “Sunrise” shall be jointly and severally liable with the other such parties for performing all obligations of Sunrise under this Agreement.

     13.17 Casualty and Condemnation.

     (a)  The risk of any loss or damage to any Facility, by fire or other casualty before the Closing Date for such Facility shall continue to be borne by Sunrise. Sunrise shall promptly give the Joint Venture written notice of any fire or other casualty (in any event within five (5) days of the occurrence of same), which notice shall include a description thereof in reasonable detail and an estimate of the cost of time to repair. In the event that any Facility shall suffer any fire or other casualty or any injury and the Joint Venture does not elect to cancel this Agreement as to that Facility as hereinafter provided, Sunrise shall repair the damage at its sole cost and expense before the applicable Closing Date or, at the option of the Joint Venture, make an appropriate and proportionate reduction in the Contribution herein set forth based on a reasonable approximation of the cost of such repair as agreed by the parties plus any deductibles. In the event of any material damage or destruction of any Facility before the Closing Date for such Facility, the Joint Venture, at any time thereafter, by written notice to Sunrise, shall have the option to cancel this Agreement as to the Facility which suffered the casualty. For the purposes hereof, “material” damage or destruction shall include any damage or destruction which would require more than $250,000 per Facility to repair (including in said amount the amount of any revenues lost as a result of said fire or other casualty). If the Joint Venture so elects to cancel this Agreement as to the Facility which suffered the casualty, this Agreement shall terminate and be of no further force and effect as to such Facility only.

     (b)  The risk of any loss or damage to the Facilities by condemnation before the Closing Date for such Facilities shall continue to be borne by Sunrise. In the event any condemnation proceeding is commenced or threatened, Sunrise shall promptly give the Joint Venture written notice thereof (in any event within five (5) days after the occurrence of same), together with such reasonable details with respect thereto as to which Sunrise may have knowledge. As soon thereafter as the portion or portions of the Facility to be taken are reasonably determinable, Sunrise shall give the Joint Venture written notice thereof (“Sunrise’s Notice”) together with Sunrise’s estimate of the value of the portion or portions of the Facility to be so taken. In the event of any taking of any portion of any Facility or any means of access thereto, the Joint Venture, by written notice to Sunrise at any time thereafter, shall have the option to cancel this Agreement as to the Facility which is the subject of the condemnation, in which event this Agreement shall terminate as to the Facility which is the subject of the condemnation, and be of no further force and effect. If the Joint Venture shall not so elect to cancel this Agreement, then the Joint Venture’s acquisition of the Facilities shall be consummated as herein provided (without abatement) and Sunrise shall pay over to the Joint Venture at the Closing all amounts theretofore received by Sunrise in connection with such condemnation or insurance received therefor and shall assign to the Joint Venture all rights to any future condemnation awards/proceeds due with respect thereto.

     (c)  The parties’ obligations, if any, under this Section 13.17 shall survive the Closing.

     13.18 Investor Acts for the Joint Venture.

     The Joint Venture hereby irrevocably designates the Investor as its sole and exclusive agent to act for and on behalf of the Joint Venture hereunder, with full power and authority to make all decisions to be made and to take all actions to be taken by the Joint Venture, including the enforcement of this Agreement in its own name or on behalf of the Joint Venture. The Joint Venture will make no such decisions or take any of such actions and Sunrise agrees that it will not recognize or act on any of such decisions or actions purported to be made or taken by the Joint Venture. Sunrise hereby acknowledges and accepts such irrevocable designation. Sunrise and the Joint Venture further acknowledge and agree that all information, diligence items and notices to be submitted to the Joint Venture under the terms of this Agreement shall be submitted to the Investor, with a copy to the Joint Venture.

     13.19 Term Sheet.

     The parties hereto agree that the Term Sheet shall terminate and be of no further force and effect upon the signing of this Agreement and the Venture Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

SUNRISE:

SUNRISE ASSISTED LIVING INVESTMENTS, INC., a Virginia corporation

By: /s/ Daniel B. Gorham

Name: Daniel B. Gorham

Title: Vice President

JOINT VENTURE:

SUNRISE SECOND ASSISTED LIVING HOLDINGS, LLC, a Delaware limited liability company

By:	Sunrise Assisted Living Investments, Inc., a Virginia corporation, a Managing Member

By: /s/ Daniel B. Gorham

Name: Daniel B. Gorham

Title: Vice President

By:	By: US Assisted Living Facilities II, Inc., a Delaware corporation, Member

By: /s/ Henry Thompson

Name: Henry Thompson

Title:

CONSENT

     By their execution below, the following parties confirm their consent to and approval of the terms of this Agreement.

SUNRISE:

SUNRISE ARLINGTON, MA ASSISTED LIVING, L.L.C., a Virginia limited liability company

SUNRISE BATON ROUGE ASSISTED LIVING, L.L.C., a Louisiana limited liability company

SUNRISE NEW ORLEANS ASSISTED LIVING, L.L.C., a Louisiana limited liability company

SUNRISE EAST COBB ASSISTED LIVING LIMITED PARTNERSHIP, a Georgia limited partnership

SUNRISE IVEY RIDGE ASSISTED LIVING LIMITED PARTNERSHIP, a Georgia limited partnership

SUNRISE HUNTCLIFF ASSISTED LIVING LIMITED PARTNERSHIP, a Georgia limited partnership

SUNRISE ORCHARD AL, L.L.C., a Colorado limited liability company

SUNRISE PALOS PARK ASSISTED LIVING, L.L.C., an Illinois limited liability company

SUNRISE WESTMINSTER ASSISTED LIVING, L.L.C., a Colorado limited liability company

SUNRISE WOOSTER ASSISTED LIVING, L.L.C., an Ohio limited liability company

SUNRISE EDINA ASSISTED LIVING, L.L.C., a Minnesota limited liability company

FAIR OAKS ASSISTED LIVING, L.L.C., a Delaware limited liability company

By:	Sunrise Assisted Living Investments, Inc., as the Sole Member or the Sole General Partner of each of the foregoing entities

By:	/s/ Daniel B. Gorham Daniel B. Gorham, Vice President

SUNRISE ASSISTED LIVING, INC

By: /s/ Larry E. Hulse

Name: Larry E. Hulse

Title: SVP and CFO

US ASSISTED LIVING FACILITIES II, INC., a Delaware corporation

By: /s/ Henry Thompson

Name: Henry Thompson

Title:

EXHIBIT LIST*

Exhibit A-1	- Legal Description — Arlington Facility
Exhibit A-2	- Legal Description – Baton Rouge Facility
Exhibit A-3	- Legal Description – New Orleans Facility
Exhibit A-4	- Legal Description – East Cobb Facility
Exhibit A-5	- Legal Description – Ivey Ridge Facility
Exhibit A-6	- Legal Description – Fair Oaks Facility
Exhibit A-7	- Legal Description – Edina Facility
Exhibit A-8	- Legal Description – Huntcliff Independent Living Facility
Exhibit A-9	- Legal Description - Huntcliff Assisted Living Facility
Exhibit A-10	- Legal Description - Orchard Facility
Exhibit A-11	- Legal Description - Palos Park Facility
Exhibit A-12	- Legal Description – Westminster Facility
Exhibit A-13	- Legal Description – Wooster Facility
Exhibit B	- Agreed Values of the Facilities
Exhibit C	- List of Licenses
Exhibit D	- Management Agreement
Exhibit E	- Due Diligence Items
Exhibit F	- Replacement Facilities
Exhibit G	- Schedule of Pending Litigation
Exhibit H	- Facility Agreements
Exhibit I	- Affordable Dwelling Units
Exhibit J	- Personal Property Leases
Exhibit K	- Anti-Money Laundering Policy
Exhibit L	- Confidentiality Agreement
Exhibit M	- Huntcliff Regional Office Lease Terms
Exhibit N	- Schedule of Huntcliff Purchase Rights and Obligations

* The registrant agrees to furnish supplementally a copy of omitted exhibits A-N to the SEC upon request.

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